                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295
              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 39

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.

                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share

                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 10 4

                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh

                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000

                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                 April 17, 2003

                              --------------------
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

CUSIP NO. 38141G 10 4                   13D

--------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS:  Each of the persons identified on Appendix A.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    As to a group consisting solely of Covered Persons(1)               (a)  [x]
    As to a group consisting of persons other than Covered Persons      (b)  [x]
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2)
    (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEM 2(d) OR 2(e)                                                        [ ]
    (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
--------------------------------------------------------------------------------
               7.  SOLE VOTING POWER (See Item 6)
  NUMBER OF        As to Covered Shares, 0
   SHARES          As to Uncovered Shares, as stated in Appendix A
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY     8.  SHARED VOTING POWER (See Item 6) (Applies to each person
  REPORTING             listed on Appendix A.)
   PERSON
    WITH           173,940,863 Covered Shares held by Covered Persons
                   17,563 Uncovered Shares held by Covered Persons(3)
                   1,908,441 other Uncovered Shares held by Covered Persons(4)
               -----------------------------------------------------------------
               9.  SOLE DISPOSITIVE POWER (See Item 6)
                   As to Covered Shares, less than 1%
                   As to Uncovered Shares, as stated in Appendix A
               -----------------------------------------------------------------
               10. SHARED DISPOSITIVE POWER (See Item 6):
                   As to Covered Shares, 0
                   As to Uncovered Shares, as stated in Appendix A
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING           175,866,867
     PERSON
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                   36.90%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.


---------------
1     For a definition of this term, please see Item 2.

2     For a definition of this term, please see Item 3.

3 These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

4 These are Uncovered Shares held by 89 private charitable foundations established by 89 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

                                                                      APPENDIX A

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   ----------------    -----------    ---------    -----------   ----------------
Bradley I. Abelow                                             0             0             0               0
Peter C. Aberg                                                0             0             0               0
Daniel A. Abut                           Argentina            0             0             0               0
Hilary E. Ackermann                                           0             0             0               0
Jeffrey D. Adams                                              0             0             0               0
Alberto F. Ades                          Argentina            0             0             0               0
Ben I. Adler                                                  0             0             0               0
Gregory A. Agran                                              0             0             0               0
Raanan A. Agus                                                0             0             0               0
Syed H. Ahmad                            Pakistan             0             0             0               0
Jonathan R. Aisbitt                         UK                0             0             0               0
Yusuf A. Aliredha                         Bahrain             0             0             0               0
Andrew M. Alper                                               0             0             0               0
Philippe J. Altuzarra                     France              0             0             0               0
Ignacio Alvarez-Rendueles                  Spain              0             0             0               0
Rebecca Amitai                                                0             0             0               0
Zarthustra Amrolia                          UK                0             0             0               0
Elizabeth D. Anderson                                         0             0             0               0
Jason R. Anderson                                             0             0             0               0
John G. Andrews                           USA/UK              0             0             0               0
Francois Andriot                          France              0             0             0               0
Douglas M. Angstrom                                           0             0             0               0
Arnaud M. Apffel                          France              0             0             0               0
Lori B. Appelbaum                                             0             0             0               0
William W. Archer                                             0             0             0               0
Jesus A. Arias                             Spain              0             0             0               0
Philip S. Armstrong                         UK                0             0             0               0
John A. Ashdown                             UK                0             0             0               0
Akio Asuke                                 Japan              0             0             0               0
David M. Atkinson                           UK                0             0             0               0
Neil Z. Auerbach                                              0             0             0               0
Armen A. Avanessians                                          0             0             0               0
Dean C. Backer                                                0             0             0               0
William A. Badia                                              0             0             0               0
Charles Baillie                                               0             0             0               0
Bernardo Bailo                             Italy              0             0             0               0
Andrew G. Baird                             UK                0             0             0               0
Mona H. Baird                                                 0             0             0               0
Michiel J. Bakker                     The Netherlands         0             0             0               0
Mark E. Bamford                                               0             0             0               0
William J. Bannon                                             0             0             0               0
John S. Barakat                                               0             0             0               0
Leslie Barbi                                                  0             0             0               0
Scott B. Barringer                                            0             0             0               0
Steven M. Barry                                               0             0             0               0
Christopher M. Barter                                         0             0             0               0
Stacy Bash-Polley                                             0             0             0               0
Christopher A. Bates                                          0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   ----------------    -----------    ---------    -----------   ----------------
David Baum                                                    0             0             0               0
Andrew T. Bednar                                              0             0             0               0
Frank A. Bednarz                                              0             0             0               0
Jonathan A. Beinner                                           0             0             0               0
Douglas S. Bell                             UK                0             0             0               0
Janet L. Bell                                                 0             0             0               0
Ron E. Beller                                                 0             0             0               0
Driss Ben-Brahim                          Morocco             0             0             0               0
Jordan M. Bender                                              0             0             0               0
Tarek M. Ben Halim                     Saudi Arabia           0             0             0               0
Anna Maria J. Bentley                       UK                0             0             0               0
Susan M. Benz                                                 0             0             0               0
Kenneth Berents                                               0             0             0               0
Michael G. Berini                                             0             0             0               0
Milton R. Berlinski                   The Netherlands         0             0             0               0
Andrew S. Berman                                              0             0             0               0
Frances R. Bermanzohn                                         0             0             0               0
Paul D. Bernard                                               0             0             0               0
Anthony D. Bernbaum                         UK                0             0             0               0
Stuart N. Bernstein                                           0             0             0               0
Thomas P. Berquist                                            0             0             0               0
Robert A. Berry                             UK                0             0             0               0
John D. Bertuzzi                                              0             0             0               0
Elizabeth E. Beshel                                           0             0             0               0
Andrew M. Bevan                             UK                0             0             0               0
Jean-Luc Biamonti                         Monaco              0             0             0               0
Andrew C. Bieler                                              0             0             0               0
James J. Birch                              UK                0             0             0               0
Gary D. Black                                                 0             0             0               0
Lloyd C. Blankfein                                            0             0             0               0
Abraham Bleiberg                          Mexico              0             0             0               0
Dorothee Blessing                         Germany             0             0             0               0
David W. Blood                                                0             0             0               0
Randall A. Blumenthal                                         0             0             0               0
David R. Boles                                                0             0             0               0
Johannes M. Boomaars                  The Netherlands         0             0             0               0
Douglas L. Borden                                             0             0             0               0
Antonio Borges                           Portugal             0             0             0               0
J. Theodore Borter                                            0             0             0               0
Alastair M. Borthwick                       UK                0             0             0               0
Alison L. Bott                              UK                0             0             0               0
Charles W.A. Bott                           UK                0             0             0               0
George M. Brady                                              136            0            136              0
Mairtin Brady                             Ireland             0             0             0               0
Benjamin S. Bram                                              0             0             0               0
Graham Branton                              UK                0             0             0               0
Thomas C. Brasco                                              0             0             0               0
Alan J. Brazil                                                0             0             0               0
Timothy J. Bridges                          UK                0             0             0               0
Victoria A. Bridges                                           0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   ----------------    -----------    ---------    -----------   ----------------
Peter L. Briger, Jr.                                          0             0             0               0
Craig W. Broderick                                            0             0             0               0
Richard J. Bronks                           UK                0             0             0               0
Julia A. Bronson                                              0             0             0               0
Holger Bross                              Germany             0             0             0               0
James K. Brown                                                0             0             0               0
Julian J. Brown                             UK                0             0             0               0
Kathleen Brown                                                0             0             0               0
Melissa R. Brown                                              0             0             0               0
Peter D. Brundage                                             0             0             0               0
John J. Bu                                                    0             0             0               0
Lawrence R. Buchalter                                         0             0             0               0
David D. Buckley                            UK                0             0             0               0
Mark J. Buisseret                           UK                0             0             0               0
Steven M. Bunson                                              0             0             0               0
Timothy B. Bunting                          UK                0             0             0               0
Nicholas F. Burgin                                            0             0             0               0
Andrew J. Burke-Smith                     Canada              0             0             0               0
Michael S. Burton                           UK                0             0             0               0
Joseph M. Busuttil                                            0             0             0               0
George H. Butcher III                                         0             0             0               0
Mary D. Byron                                                 0             0             0               0
Jin Yong Cai                               China              0             0             0               0
Lawrence V. Calcano                                           0             0             0               0
Elizabeth V. Camp                                             0             0             0               0
John D. Campbell                                              0             0             0               0
Laurie G. Campbell                        Canada              0             0             0               0
Richard M. Campbell-Breeden                 UK                0             0             0               0
Sally W. Cantwell                           UK                0            600(5)         0              600(5)
Gerald J. Cardinale                                           0             0             0               0
Mark M. Carhart                                               0             0             0               0
Mark J. Carlebach                                             0             0             0               0
Mariafrancesca Carli                       Italy              0             0             0               0
Valentino D. Carlotti                                         0             0             0               0
Mark J. Carney                            Canada              0             0             0               0
Anthony H. Carpet                                             0             0             0               0
Michael J. Carr                                               0             0             0               0
Christopher J. Carrera                                        0             0             0               0
Mark Carroll                                                  0             0             0               0
Virginia E. Carter                                            0             0             0               0
Mary Ann Casati                                               0             0             0               0
Chris Casciato                                                0             0             0               0
Eduardo Centola                           Brazil              0             0             0               0
Lik Shuen David Chan                     Hong Kong            0             0             0               0
David K. Chang                            Taiwan              0             0             0               0
Amy L. Chasen                                                 0             0             0               0
Sacha A. Chiaramonte                      Germany             0             0             0               0

---------------
5     Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   ----------------    -----------    ---------    -----------   ----------------
Andrew A. Chisholm                        Canada              0             0             0               0
W. Reed Chisholm, II                                         498            0            498              0
Thomas V. Cholnoky                                            0             0             0               0
Robert J. Christie                                            0             0             0               0
Todd J. Christie                                              0             0             0               0
Jane P. Chwick                                                0             0             0               0
Peter T. Cirenza                                              0             0             0               0
Geoffrey G. Clark                         Canada              0             0             0               0
James B. Clark                                                0             0             0               0
Kent A. Clark                             Canada              0             0             0               0
Alexander Classen                       Switzerland           0             0             0               0
Catherine M. Claydon                      Canada              0             0             0               0
Zachariah Cobrinik                                            0             0             0               0
Abby Joseph Cohen                                             0             0             0               0
Lawrence A. Cohen                                            400            0            400              0
Marc I. Cohen                                                 0             0             0               0
Gary D. Cohn                                                  0             0             0               0
Christopher A. Cole                                           0             0             0               0
Timothy J. Cole                                               0             0             0               0
Colin Coleman                          South Africa           0             0             0               0
Marcus R. Colwell                                             0             0             0               0
Peter H. Comisar                                              0             0             0               0
Laura C. Conigliaro                                           0             0             0               0
William Connell                                               0             0             0               0
Llewellyn C. Connolly                                         0             0             0               0
Thomas G. Connolly                      Ireland/USA           0             0             0               0
Frank T. Connor                                               0             0             0               0
Donna L. Conti                                                0             0             0               0
Karen R. Cook                               UK                0             0             0               0
Edith W. Cooper                                               0             0             0               0
Philip A. Cooper                                              0             0             0               0
Kenneth W. Coquillette                                        0             0             0               0
Carlos A. Cordeiro                                            0             0             0               0
Henry Cornell                                                 0             0             0               0
E. Gerald Corrigan                                            0             0             0               0
Claudio Costamagna                         Italy              0             0             0               0
Marta Z. Cotton                                               0             0             0               0
James A. Coufos                                               0             0             0               0
Frank L. Coulson, Jr.                                         0             0             0               0
Kenneth Courtis                                               0             0             0               0
Eric J. Coutts                              UK                0             0             0               0
Beverley M. Covell                          UK                0             0             0               0
Randolph L. Cowen                                             0             0             0               0
Brahm S. Cramer                           Canada              0             0             0               0
Nicholas P. Crapp                           UK                0             0             0               0
Michael J. Crinieri                                           0             0             0               0
Craig W. Crossman                        Australia            0             0             0               0
Neil D. Crowder                                               0             0             0               0
Michael L. Crowl                                              0             0             0               0
Eduardo A. Cruz                                               0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   ----------------    -----------    ---------    -----------   ----------------
Jeffrey R. Currie                                             0             0             0               0
John P. Curtin, Jr.                                           0             0             0               0
John W. Curtis                                                0             0             0               0
Matthew H. Cyzer                            UK                0             0             0               0
Michael D. Daffey                        Australia            0             0             0               0
Stephen C. Daffron                                            0             0             0               0
Linda S. Daines                                               0             0             0               0
Stephen B. Dainton                          UK                0             0             0               0
Paul B. Daitz                                                 0             0             0               0
John S. Daly                              Ireland             0             0             0               0
Stephen D. Daniel                         Canada              0             0             0               0
Philip M. Darivoff                                            0             0             0               0
Matthew S. Darnall                                            0             0             0               0
Timothy D. Dattels                        Canada              0             0             0               0
Gavyn Davies                                UK                0             0             0               0
Stephen Davies                              UK                0             0             0               0
Katherine R. Davisson                                         0             0             0               0
Oral W. Dawe                              Canada              0             0             0               0
Diego De Giorgi                            Italy              0             0             0               0
Michael G. De Lathauwer                   Belgium             0             0             0               0
Jean A. De Pourtales                     France/UK            0             0             0               0
Giorgio De Santis                          Italy              0             0             0               0
Luigi de Vecchi                            Italy              0             0             0               0
David A. Dechman                                              0             0             0               0
Daniel L. Dees                                                0             0             0               0
Bradley S. DeFoor                                             0             0             0               0
Mark Dehnert                                                  0             0             0               0
Paul C. Deighton                            UK                0             0             0               0
Alvaro del Castano                         Spain              0             0             0               0
James Del Favero                         Australia            0             0             0               0
Juan A. Del Rivero                         Spain              0             0             0               0
Robert V. Delaney, Jr.                                        0             0             0               0
Joseph Della Rosa                                             0             0             0               0
Roger E. Denby-Jones                        UK                0             0             0               0
Neil V. DeSena                                                0             0             0               0
Martin R. Devenish                          UK                0             0             0               0
Andrew C. Devenport                         UK                0             0             0               0
Stephen D. Dias                             UK                0             0             0               0
Armando A. Diaz                                               0             0             0               0
Alexander C. Dibelius                     Germany             0             0             0               0
David G. Dick                               UK                0             0             0               0
James D. Dilworth                                             0             0             0               0
Simon P. Dingemans                          UK                0             0             0               0
Joseph P. DiSabato                                            0             0             0               0
Michele I. Docharty                                           0             0             0               0
Paula A. Dominick                                             0             0             0               0
Noel B. Donohoe                           Ireland             0             0             0               0
Suzanne O. Donohoe                                            0             0             0               0
James H. Donovan                                              0             0             0               0
Jana Hale Doty                                                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   ----------------    -----------    ---------    -----------   ----------------
Robert G. Doumar, Jr.                                         0             0             0               0
Thomas M. Dowling                                             0             0             0               0
John O. Downing                                               0             0             0               0
Mario Draghi                               Italy              0             0             0               0
Michael B. Dubno                                              0             0             0               0
Connie K. Duckworth                                           0             0             0               0
William C. Dudley                                             0             0             0               0
Donald J. Duet                                                0             0             0               0
Brian J. Duffy                                                0             0             0               0
Brian Duggan                                                  0             0             0               0
Matthieu B. Duncan                                            0             0             0               0
C. Steven Duncker                                             0             0             0               0
Karlo J. Duvnjak                          Canada              0             0             0               0
Jay S. Dweck                                                  0             0             0               0
Michael L. Dweck                                              0             0             0               0
Gordon E. Dyal                                                0             0             0               0
Isabelle Ealet                            France              0             0             0               0
Glenn P. Earle                              UK                0             0             0               0
David C. Earling                                              0             0             0               0
Seaborn S. Eastland                                           0             0             0               0
Kenneth M. Eberts, III                                        0             0             0               0
Paul S. Efron                                                 0             0             0               0
Herbert E. Ehlers                                             0             0             0               0
Alexander S. Ehrlich                                          0             0             0               0
Robert K. Ehudin                                              0             0             0               0
John E. Eisenberg                                             0             0             0               0
Edward K. Eisler                          Austria             0             0             0               0
Jason H. Ekaireb                            UK                0             0             0               0
Gregory H. Ekizian                                            0             0             0               0
Aubrey J. Ellis                                               0             0             0               0
Kathy G. Elsesser                                             0             0             0               0
Glenn D. Engel                                                0             0             0               0
Peter C. Enns                             Canada              0             0             0               0
Katherine B. Enquist                                          0             0             0               0
Earl S. Enzer                                                 0             0             0               0
Christopher H. Eoyang                                         0             0             0               0
Christian Erickson                                            0             0             0               0
Fred W. Esiri                               UK                0             0             0               0
James P. Esposito                                             0             0             0               0
Michael P. Esposito                                           0             0             0               0
George C. Estey                           Canada              0             0             0               0
Mark D. Ettenger                                              0             0             0               0
Bruce J. Evans                                                0             0             0               0
Ian J. Evans                                UK                0             0             0               0
J. Michael Evans                          Canada              0             0             0               0
W. Mark Evans                             Canada              0             0             0               0
Charles P. Eve                              UK                0             0             0               0
Elizabeth C. Fascitelli                                       0             0             0               0
Jeffrey F. Fastov                                             0             0             0               0
Douglas L. Feagin                                             0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   ----------------    -----------    ---------    -----------   ----------------
Regina M. Feeney                                              0             0             0               0
Pieter Maarten Feenstra               The Netherlands         0             0             0               0
Norman Feit                                                   0             0             0               0
Steven M. Feldman                                             0             0             0               0
Laurie R. Ferber                                              0             0             0               0
Luca D. Ferrari                                               0             0             0               0
John A. Ferro, Jr.                                            0             0             0               0
Gail S. Fierstein                                             0             0             0               0
David A. Fishman                                              0             0             0               0
Lawton W. Fitt                                                0             0             0               0
Stephen C. Fitzgerald                    Australia            0             0             0               0
Thomas M. Fitzgerald III                                      0             0             0               0
Daniel M. FitzPatrick                                         0             0             0               0
James A. Fitzpatrick                                          0             0             0               0
Pierre-Henri Flamand                      France              0             0             0               0
David N. Fleischer                                            0             0             0               0
Alexander W. Fletcher                       UK                0             0             0               0
Mark C. Fletcher                            UK                0             0             0               0
David B. Ford                                                 0            134(6)         0              134(6)
Edward C. Forst                                               0             0             0               0
George B. Foussianes                                          0             0             0               0
Stephen H. Frank                                              0             0             0               0
Oliver L. Frankel                                             0             0             0               0
Orit P. Freedman                          Israel              0             0             0               0
Matthew T. Fremont-Smith                                      0             0             0               0
Christopher G. French                       UK                0             0             0               0
Timothy G. Freshwater                       UK                0             0             0               0
Jacob Y. Friedman                                             0             0             0               0
Richard A. Friedman                                           0             0             0               0
Matthias K. Frisch                      Switzerland           0             0             0               0
Robert K. Frumkes                                             0             0             0               0
C. Douglas Fuge                                               0             0             0               0
Naosuke Fujita                             Japan              0             0             0               0
Shirley Fung                                UK                0             0             0               0
Timothy T. Furey                                              0             0             0               0
Enrico S. Gaglioti                                            0             0             0               0
Maryann L. Gallivan                                           0           2000(7)         0             2000(7)
Gonzalo R. Garcia                          Chile              0             0             0               0
James R. Garvey                           Ireland             0             0             0               0
Joseph D. Gatto                                               0             0             0               0
Richard A. Genna                                              0             0             0               0
Hywel D. George                             UK                0             0             0               0
Peter C. Gerhard                                              0             0             0               0
Kenneth K. Gershenfeld                                        0             0             0               0
Rajiv A. Ghatalia                          India              0             0             0               0
Robert R. Gheewalla                                           0             0             0               0

---------------
6     Shared with family members.

7     Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   ----------------    -----------    ---------    -----------   ----------------
Nomi P. Ghez                            Israel/USA            0             0             0               0
Scott A. Gieselman                                            0             0             0               0
Gary T. Giglio                                                0             0             0               0
H. John Gilbertson, Jr.                                       0             0             0               0
Nicholas G. Giordano                                          0            300(8)         0              300(8)
Joseph H. Gleberman                                           0             0             0               0
Nancy S. Gloor                                                0             0             0               0
Justin G. Gmelich                                             0             0             0               0
Richard J. Gnodde                      Ireland/South          0             0             0               0
                                         Africa
Jeffrey B. Goldenberg                                         0          2,860(9)         0            2,860(9)
Jacob D. Goldfield                                            0             0             0               0
Daniel C. Goldwater                         UK                0             0             0               0
James S. Golob                                                0             0             0               0
Gregg A. Gonsalves                                            0             0             0               0
Amy O. Goodfriend                                             0             0             0               0
Jay S. Goodgold                                               0             0             0               0
Larry J. Goodwin                                              0             0             0               0
Andrew M. Gordon                                              0             0             0               0
Robert D. Gottlieb                                            0             0             0               0
Gregory M. Gould                                              0             0             0               0
Frank J. Governali                                            0             0             0               0
Lorenzo Grabau                             Italy              0             0             0               0
Geoffrey T. Grant                                             0             0             0               0
William M. Grathwohl                                          0             0             0               0
Pedro Gonzalez Grau                        Spain              0             0             0               0
Eldridge F. Gray                                              0             0             0               0
Michael J. Graziano                                           0             0             0               0
Carmen A. Greco                                               0             0             0               0
Stefan Green                             Australia            0             0             0               0
David J. Greenwald                                            0             0             0               0
Louis S. Greig                              UK                0             0             0               0
William W. Gridley                                            0             0             0               0
Peter W. Grieve                                               0             0             0               0
Christopher Grigg                           UK                0             0             0               0
Edward Sebastian Grigg                   UK/France            0             0             0               0
Michael J. Grimaldi                                           0             0             0               0
Douglas C. Grip                                               0             0             0               0
Peter Gross                                                   0             0             0               0
David J. Grounsell                          UK                0             0             0               0
Eric P. Grubman                                               0             0             0               0
Arun M. Gunewardena                      Sri Lanka            0             0             0               0
Celeste A. Guth                                               0             0             0               0
Joseph D. Gutman                                              0             0             0               0
Douglas A. Guzman                         Canada              0             0             0               0
Ralf O. Haase                             Germany             0             0             0               0
Erol Hakanoglu                            Turkey              0             0             0               0

---------------
8     Shared with family members.

9     Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   ----------------    -----------    ---------    -----------   ----------------
David R. Hansen                          Australia            0             0             0               0
Mary L. Harmon                                                0             0             0               0
Roger C. Harper                                               0             0             0               0
Robert S. Harrison                                            0             0             0               0
Valerie J. Harrison                         UK                0             0             0               0
Shelley A. Hartman                                            0             0             0               0
Paul R. Harvey                                                0             0             0               0
Rumiko Hasegawa                            Japan              0             0             0               0
Arthur J. Hass                                                0             0             0               0
Nobumichi Hattori                          Japan              0             0             0               0
Stephen J. Hay                              UK                0             0             0               0
Keith L. Hayes                              UK                0             0             0               0
Edward A. Hazel                                              917          300(10)        917            300(10)
Thomas J. Healey                                              0             0             0               0
Robert C. Heathcote                         UK                0             0             0               0
Sylvain M. Hefes                          France              0             0             0               0
Douglas C. Heidt                                              0             0             0               0
David R. Heinz                                                0             0             0               0
David B. Heller                                               0             0             0               0
Steven M. Heller                                              0             0             0               0
Ruud G. Hendriks                      The Netherlands         0             0             0               0
David P. Hennessey                                            0             0             0               0
R. Douglas Henderson                                          0             0             0               0
David L. Henle                                                0             0             0               0
Mary C. Henry                                                 0             0             0               0
Benoit Herault                            France              0             0             0               0
Peter C. Herbert                                              0             0             0               0
Bruce A. Heyman                                               0             0             0               0
Stephen Hickey                                                0             0             0               0
Melina E. Higgins                                             0             0             0               0
Robert E. Higgins                                             0             0             0               0
Joanne M. Hill                                                0             0             0               0
Michael I. Hill                             UK                0             0             0               0
M. Roch Hillenbrand                                           0             0             0               0
Donald W. Himpele                                             0             0             0               0
Kenneth W. Hitchner                                           0             0             0               0
Maykin Ho                                                     0             0             0               0
Timothy E. Hodgson                        Canada              0             0             0               0
Axel Hoerger                              Germany             0             0             0               0
Jacquelyn M. Hoffman-Zehner               Canada              0             0             0               0
Christopher G. Hogg                   New Zealand/USA         0             0             0               0
Simon N. Holden                             UK                0             0             0               0
Margaret J. Holen                                             0             0             0               0
Daniel E. Holland III                                         0             0             0               0
Teresa E. Holliday                                            0             0             0               0
Peter Hollmann                            Germany             0             0             0               0


---------------
10    Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   ----------------    -----------    ---------    -----------   ----------------
Philip Holzer                             Germany             0             0             0               0
Gregory T. Hoogkamp                                           0             0             0               0
Sean C. Hoover                                                0             0             0               0
Shin Horie                                 Japan              0             0             0               0
Jay D. Horine                                                 0             0             0               0
Robert D. Hormats                                             0             0             0               0
Robert G. Hottensen, Jr.                                     577            0            577              0
Thomas J. Houle                                               0             0             0               0
Michael R. Housden                          UK                0             0             0               0
Zu Liu Frederick Hu                        China              0             0             0               0
Paul J. Huchro                                                0             0             0               0
James A. Hudis                                                0             0             0               0
Terry P. Hughes                           Ireland             0             0             0               0
Bimaljit S. Hundal                          UK                0             0             0               0
Edith A. Hunt                                                 0             0             0               0
Susan J. Hunt                               UK                0             0             0               0
Janet T. Hurley                                               0             0             0               0
Fern Hurst                                                    0             0             0               0
Robert J. Hurst                                              100            0            100              0
Elizabeth A. Husted                                           0             0             0               0
Walter V. Hutcherson                                          0             0             0               0
Phillip S. Hylander                         UK                0             0             0               0
John S. Iglehart                                              0             0             0               0
Robert F. Incorvaia                                           0             0             0               0
Toni Infante                                                  0             0             0               0
Francis J. Ingrassia                                          0             0             0               0
Timothy J. Ingrassia                                          0             0             0               0
Margaret H. Isdale                                            0             0             0               0
Hideki Ishibashi                           Japan              0             0             0               0
Raymond J. Iwanowski                                          0             0             0               0
Walter A. Jackson                                             0             0             0               0
William L. Jacob III                                          0             0             0               0
Arthur L. Jacobson, Jr.                                       0             0             0               0
James A. Jacobson                                             0             0             0               0
Richard I. Jaffee                                             0             0             0               0
Stefan J. Jentzsch                        Germany             0             0             0               0
Andrew R. Jessop                            UK                0             0             0               0
Dan H. Jester                                                 0             0             0               0
Thomas Jevon                                                  0             0             0               0
Daniel J. Jick                                                0             0             0               0
David M. Jimenez-Blanco                    Spain              0             0             0               0
Peter T. Johnston                                             0             0             0               0
Andrew J. Jonas                                               0             0             0               0
Adrian M. Jones                           Ireland             0             0             0               0
Emerson P. Jones                                              0             0             0               0
Robert C. Jones                                               0             0             0               0
Terrence O. Jones                                             0             0             0               0
William J. Jones                                              0             0             0               0
Roy R. Joseph                             Guyana              0             0             0               0
Kenneth L. Josselyn                                           0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   ----------------    -----------    ---------    -----------   ----------------
Chansoo Joung                                                 0             0             0               0
Andrew J. Kaiser                                              0             0             0               0
Ann F. Kaplan                                                21             0             21              0
Barry A. Kaplan                                               0             0             0               0
David A. Kaplan                                               0             0             0               0
Jason S. Kaplan                                               0             0             0               0
Robert S. Kaplan                                              0             0             0               0
Scott B. Kapnick                                              0             0             0               0
Atul Kapur                                 India              0             0             0               0
Erland S. Karlsson                        Sweden              0             0             0               0
James M. Karp                                                 0             0             0               0
Toshinobu Kasai                            Japan              0             0             0               0
Shunji Katayama                            Japan              0             0             0               0
Richard Katz                                                  0             0             0               0
Robert J. Katz                                                0             0             0               0
James C. Katzman                                              0             0             0               0
David K. Kaugher                                              0             0             0               0
Alan S. Kava                                                  0             0             0               0
Larry M. Kellerman                                            0             0             0               0
John L. Kelly                                                 0             0             0               0
Carsten Kengeter                          Germany             0             0             0               0
Kevin W. Kennedy                                              0             0             0               0
Gioia M. Kennett                                              0             0             0               0
William J. Kenney                                             0             0             0               0
Thomas J. Kenny                                               0             0             0               0
Steven Kerr                                                   0             0             0               0
John G. Ketterer III                                          0             0             0               0
Lawrence S. Keusch                                            0             0             0               0
Rustom N. Khandalavala                                        0             0             0               0
Philippe Khuong-Huu                       France              0             0             0               0
Peter A. Kiernan                            UK                0             0             0               0
Peter D. Kiernan III                                          0             0             0               0
Sun Bae Kim                               Canada              0             0             0               0
Douglas W. Kimmelman                                         445            0            445              0
Colin E. King                             Canada             428            0            428              0
Robert C. King, Jr.                                           0             0             0               0
Timothy M. Kingston                                           0             0             0               0
Shigeki Kiritani                           Japan              0             0             0               0
Ewan M. Kirk                                UK                0             0             0               0
Remy Klammers                             France              0             0             0               0
Daniel H. Klebes II                                           0             0             0               0
Michael Klimek                                                0             0             0               0
Michael K. Klingher                                           0             0             0               0
Jonathan R. Knight                          UK                0             0             0               0
Bradford C. Koenig                                            0             0             0               0
Andreas Koernlein                         Germany             0             0             0               0
Mark J. Kogan                                                 0             0             0               0
Melissa B. Kogan                                              0             0             0               0
J. Christopher A. Kojima                  Canada              0             0             0               0
Kazuaki Kojima                             Japan              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   ----------------    -----------    ---------    -----------   ----------------
Jonathan L. Kolatch                                           0             0             0               0
Jeffrey A. Kolitch                                            0             0             0               0
Richard E. Kolman                                             0             0             0               0
Takahiro Komatsu                           Japan              0             0             0               0
Philip J. Kopp III                                            0             0             0               0
David J. Kostin                                               0             0             0               0
Koji Kotaka                                Japan              0             0             0               0
Peter S. Kraus                                               15             0             15              0
Srihari Kumar                              India              0             0             0               0
Mary Lyn Valkenburg Kurish                                    0             0             0               0
Eiichiro Kuwana                            Japan              0             0             0               0
Joon Kwun                               South Korea           0             0             0               0
Peter Labbat                                                  0             0             0               0
Peggy A. Lamb                                                 0             0             0               0
Simon M. Lamb                               UK                0             0             0               0
David G. Lambert                                              0             0             0               0
Joseph A. LaNasa III                                          0             0             0               0
Eric S. Lane                                                  0             0             0               0
Thomas K. Lane                                                0             0             0               0
Rudolf N. Lang                            Germany             0             0             0               0
Gary R. Lapidus                                               0             0             0               0
Bruce M. Larson                                               0             0             0               0
Thomas D. Lasersohn                                           0             0             0               0
Anthony D. Lauto                                              0             0             0               0
John J. Lauto                                                 0             0             0               0
Matthew Lavicka                                               0             0             0               0
Peter T. Lawler                                               0             0             0               0
David N. Lawrence                                             0             0             0               0
Peter Layton                                                  0             0             0               0
Susan R. Leadem                                               0             0             0               0
Andrew D. Learoyd                           UK                0             0             0               0
Brian J. Lee                                                  0             0             0               0
Chan-Keun Lee                           South Korea           0             0             0               0
George C. Lee                                                 0             0             0               0
Gregory D. Lee                           Australia            0             0             0               0
Kenneth H. M. Leet                                            0             0             0               0
Richard O. Leggett                                            0             0             0               0
Tim Leissner                              Brazil              0             0             0               0
Anthony J. Leitner                                            0             0             0               0
Todd W. Leland                                                0             0             0               0
Paulo C. Leme                                                 0             0             0               0
Gregg R. Lemkau                                               0             0             0               0
Remco O. Lenterman                    The Netherlands         0             0             0               0
Hughes B. Lepic                           France              0             0             0               0
Johan H. Leven                            Sweden              0             0             0               0
Ronald S. Levin                                               0             0             0               0
Allan S. Levine                                               0             0             0               0
Brian T. Levine                                               0             0             0               0
Jack Levy                                                     0             0             0               0
Richard J. Levy                             UK                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   ----------------    -----------    ---------    -----------   ----------------
Tobin V. Levy                                                 0             0             0               0
P. Jeremy Lewis                                               0             0             0               0
Thomas B. Lewis, Jr.                                          0             0             0               0
Mark E. Leydecker                                             0             0             0               0
Matthew G. L'Heureux                                          0             0             0               0
Michael Liberman                                              0             0             0               0
George C. Liberopoulos                  Canada/USA            0             0             0               0
Gwen R. Libstag                                               0             0             0               0
Stephen C. Lichtenauer                                        0             0             0               0
Roger A. Liddell                            UK                0             0             0               0
Richard J. Lieb                                               0             0             0               0
Lisette M. Lieberman                                         758            0            758              0
Mitchell J. Lieberman                                         0             0             0               0
Richerd C. Lightburn                                          0             0             0               0
Terence Tayseop Lim                     South Korea           0             0             0               0
Ryan D. Limaye                                                0             0             0               0
Syaru Shirley Lin                                             0             0             0               0
Josephine Linden                            UK                0             0             0               0
Lawrence H. Linden                                            0             0             0               0
Anthony W. Ling                             UK                0             0             0               0
Bonnie S. Litt                                                0             0             0               0
Robert Litterman                                              0             0             0               0
Robert H. Litzenberger                                        0             0             0               0
David McD. A. Livingstone                Australia            0             0             0               0
Jill E. Lohrfink                                              0             0             0               0
Douglas F. Londal                                             0             0             0               0
Jacques M. Longerstaey                  USA/Belgium           0             0             0               0
Joseph Longo                                                  0             0             0               0
Jonathan M. Lopatin                                           0             0             0               0
Francisco Lopez-Balboa                                        0             0             0               0
Victor M. Lopez-Balboa                                        0             0             0               0
Antigone Loudiadis                          UK                0             0             0               0
Kevin L. Lundeen                                              0             0             0               0
Mark A. Lynch                               UK                0             0             0               0
Michael R. Lynch                                              0             0             0               0
Richard E. Lyon, III                                          0             0             0               0
Peter B. MacDonald                          UK                0             0             0               0
Mark G. Machin                              UK                0             0             0               0
Paula B. Madoff                                               0             0             0               0
Shogo Maeda                                Japan              0             0             0               0
Christopher J. Magarro                                        0             0             0               0
John A. Mahoney                                               0             0             0               0
Sean O. Mahoney                                               0             0             0               0
Russell E. Makowsky                                           0             0             0               0
Keith A. Malas                                                0             0             0               0
Puneet Malhi                                UK                0             0             0               0
Peter G. C. Mallinson                       UK                0             0             0               0
John V. Mallory                                               0             0             0               0
Kathleen M. Maloney                                           0             0             0               0
Jean E. Manas                             Greece              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   ----------------    -----------    ---------    -----------   ----------------
Charles G. R. Manby                         UK                0             0             0               0
Robert S. Mancini                                             0             0             0               0
Barry A. Mannis                                               0             0             0               0
Simon I. Mansfield                                            0             0             0               0
Elizabeth C. Marcellino                                       0             0             0               0
Ronald G. Marks                                               0             0             0               0
Robert J. Markwick                          UK                0             0             0               0
Nicholas I. Marovich                                          0             0             0               0
David J. Marshall                                             0             0             0               0
Allan S. Marson                             UK                0             0             0               0
Eff W. Martin                                                 0             0             0               0
Jacques Martin                            Canada              0             0             0               0
Alison J. Mass                                                0             0             0               0
Robert A. Mass                                                0             0             0               0
John J. Masterson                                             0             0             0               0
David J. Mastrocola                                           0             0             0               0
Blake W. Mather                                               0             0             0               0
Kathy M. Matsui                                               0             0             0               0
Naomi Matsuoka                             Japan              0             0             0               0
George N. Mattson                                             0             0             0               0
Thomas J. McAdam                                             74             0             74              0
Richard F. McArdle                                            0             0             0               0
John J. McCabe                                                0             0             0               0
Theresa E. McCabe                                             0             0             0               0
Joseph M. McConnell                                           0             0             0               0
Ian R. McCormick                            UK                0             0             0               0
Lynn M. McCormick                                             0             0             0               0
Gordon R. McCulloch                         UK                0             0             0               0
Mark E. McGoldrick                                            0             0             0               0
Joseph P. McGrath, Jr.                                        0             0             0               0
Stephen J. McGuinness                                         0             0             0               0
John C. McIntire                                              0             0             0               0
Matthew B. McLennan                      Australia            0             0             0               0
John W. McMahon                                               0             0             0               0
Geraldine F. McManus                                          0             0             0               0
Gerald C. McNamara, Jr.                                       2             0             2               0
James A. McNamara                                             0           215(11)         0             215(11)
Richard P. McNeil                         Jamaica             0             0             0               0
Audrey A. McNiff                                              0             0             0               0
John P. McNulty                                               0             0             0               0
Stuart G. McPherson                         UK                0             0             0               0
Robert A. McTamaney                                           0             0             0               0
E. Scott Mead                                                160            0            160              0
Lance P. Meaney                                               0             0             0               0
Sharon I. Meers                                               0             0             0               0
David M. Meerschwam                   The Netherlands         0             0             0               0
Sanjeev K. Mehra                           India              0             0             0               0
Christian A. Meissner                     Austria             0             0             0               0

---------------
11    Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   ----------------    -----------    ---------    -----------   ----------------
Stephen J. Mellas                                             0             0             0               0
Andrew J. Melnick                                             0             0             0               0
Bruce H. Mendelsohn                                          100          400(12)        100            400(12)
Michael A. Mendelson                                          0             0             0               0
Bernard A. Mensah                           UK                0             0             0               0
Garry E. Menzel                             UK                0             0             0               0
T. Willem Mesdag                                              0             0             0               0
Andrew L. Metcalfe                          UK                0             0             0               0
Julian R. Metherell                         UK                0             0             0               0
Michael R. Miele                                              0             0             0               0
Kenneth A. Miller                                             0             0             0               0
Therese L. Miller                                             0             0             0               0
Michael J. Millette                                           0             0             0               0
James E. Milligan                                             0             0             0               0
Milton R. Millman                                             0             0             0               0
Eric M. Mindich                                               0             0             0               0
Luciana D. Miranda                        Brazil              0             0             0               0
Edward S. Misrahi                          Italy              0             0             0               0
Masatoki J. Mitsumata                      Japan              0             0             0               0
Steven T. Mnuchin                                             0             0             0               0
Masanori Mochida                           Japan              0             0             0               0
Timothy H. Moe                                                0             0             0               0
Douglas D. Moffitt                                            0             0             0               0
Philip J. Moffitt                        Australia            0             0             0               0
Karsten N. Moller                         Denmark             0             0             0               0
Thomas K. Montag                                              0             0             0               0
William C. Montgomery                                         0             0             0               0
Wayne L. Moore                                                0             0             0               0
J. Ronald Morgan, III                                         0             0             0               0
Yukihiro Moroe                             Japan              0             0             0               0
James P. Morris                                               0             0             0               0
R. Scott Morris                                               0             0             0               0
Robert B. Morris III                                          0             0             0               0
Simon P. Morris                             UK                0             0             0               0
Thomas C. Morrow                                              0             0             0               0
Jeffrey M. Moslow                                             0             0             0               0
Sharmin Mossavar-Rahmani                    UK                0             0             0               0
Gregory T. Mount                                              0             0             0               0
Ian Mukherjee                               UK                0             0             0               0
Edward A. Mule                                                0             0             0               0
Donald R. Mullen                                              0             0             0               0
Eric D. Mullins                                               0             0             0               0
Donald J. Mulvihill                                           0             0             0               0
Patrick E. Mulvihill                      Ireland             0             0             0               0
Alvise J. Munari                            UK                0             0             0               0
Robert G. Munro                             UK                0             0             0               0
Rie Murayama                               Japan              0             0             0               0

---------------
12    Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   ----------------    -----------    ---------    -----------   ----------------
Richard A. Murley                           UK                0             0             0               0
Patrick E. Murphy                                             0             0             0               0
Philip D. Murphy                                              0             0             0               0
Thomas S. Murphy, Jr.                                         0             0             0               0
Gaetano J. Muzio                                              0             0             0               0
Marc O. Nachmann                          Germany             0             0             0               0
Michiya Nagai                              Japan              0             0             0               0
Avi M. Nash                                                   0             0             0               0
Kevin D. Naughton                                            227            0            227              0
Mark J. Naylor                              UK                0             0             0               0
Jeffrey P. Nedelman                                           0             0             0               0
Daniel M. Neidich                                            58             0             58              0
Kipp M. Nelson                                                0             0             0               0
Leslie S. Nelson                                              0             0             0               0
Robin Neustein                                                0             0             0               0
Claire M. Ngo                                                 0             0             0               0
Duncan L. Niederauer                                          0             0             0               0
Theodore E. Niedermayer                 USA/France            0             0             0               0
Erik F. Nielsen                           Denmark             0             0             0               0
Hideya Niimi                               Japan              0             0             0               0
Susan M. Noble                              UK                0             0             0               0
Markus J. Noe-Nordberg                    Austria             0             0             0               0
Suok J. Noh                                                   0             0             0               0
David J. Nolan                           Australia            0             0             0               0
Suzanne M. Nora Johnson                                       0             0             0               0
Christopher K. Norton                                         0             0             0               0
Michael E. Novogratz                                          0             0             0               0
Jay S. Nydick                                                 0             0             0               0
Katherine K. Oakley                                           0             0             0               0
Eric M. Oberg                                                 0             0             0               0
Alok Oberoi                                India              0             0             0               0
Gavin G. O'Connor                                             0             0             0               0
James K. O'Connor                                             0             0             0               0
Fergal J. O'Driscoll                      Ireland             0             0             0               0
L. Peter O'Hagan                          Canada              0             0             0               0
Terence J. O'Neill                          UK                0             0             0               0
Timothy J. O'Neill                                            0             0             0               0
Richard T. Ong                           Malaysia             0             0             0               0
Ronald M. Ongaro                                              0             0             0               0
Taneki Ono                                 Japan              0             0             0               0
Donald C. Opatrny, Jr.                                        0             0             0               0
Daniel P. Opperman                                            0             0             0               0
Daniel B. O'Rourke                                            0             0             0               0
Roderick S. Orr                             UK                0             0             0               0
Calum M. Osborne                            UK                0             0             0               0
Robert J. O'Shea                                              0             0             0               0
Joel D. Ospa                                                  0             0             0               0
Greg M. Ostroff                                               0             0             0               0
Nigel M. O'Sullivan                         UK                0             0             0               0
James B. Otness                                               0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   ----------------    -----------    ---------    -----------   ----------------
Terence M. O'Toole                                            0             0             0               0
Brett R. Overacker                                            0             0             0               0
Todd G. Owens                                                 0             0             0               0
Fumiko Ozawa                               Japan              0             0             0               0
Robert J. Pace                                                0             0             0               0
Helen Paleno                                                  0             0             0               0
Gregory K. Palm                                               0             0             0               0
Bryant F. Pantano                                             0             0             0               0
Massimo Pappone                            Italy              0             0             0               0
James R. Paradise                           UK                0             0             0               0
Mukesh K. Parekh                                              0             0             0               0
Simon Y. Park                                                 0             0             0               0
Geoffrey M. Parker                                            0             0             0               0
Archie W. Parnell                                            100          100(13)        100            100(13)
Ketan J. Patel                              UK                0             0             0               0
Douglas S. Patterson                                          0             0             0               0
Henry M. Paulson, Jr.                                         0             0             0               0
David T. Pearson                                              0             0             0               0
Arthur J. Peponis                                            287            0            287              0
David E. Perlin                                               0             0             0               0
David B. Philip                                               0             0             0               0
Paul A. Phillips                                              0             0             0               0
Todd J. Phillips                                              0             0             0               0
Alberto M. Piedra, Jr.                                        0             0             0               0
Stephen R. Pierce                                             0             0             0               0
Philip J. Pifer                                               0             0             0               0
Steven M. Pinkos                                              0             0             0               0
Scott M. Pinkus                                               0             0             0               0
Timothy C. Plaut                          Germany             0             0             0               0
Andrea Ponti                             Italy/USA            0             0             0               0
Ellen R. Porges                                               0             0             0               0
Wiet H. M. Pot                        The Netherlands         0             0             0               0
Michael J. Poulter                          UK                0             0             0               0
John J. Powers                                                0             0             0               0
Richard H. Powers                                             0             0             0               0
Alberto Pravettoni                         Italy              0             0             0               0
Michael A. Price                                              0             0             0               0
Scott Prince                                                  0             0             0               0
Anthony J. Principato                                        35             0             35              0
Steven D. Pruett                                              0             0             0               0
Andrew F. Pyne                                                0             0             0               0
Kevin A. Quinn                                                0             0             0               0
Stephen D. Quinn                                              0             0             0               0
William M. Quinn                                              0             0             0               0
B. Andrew Rabin                                               0             0             0               0
Jean Raby                                 Canada              0             0             0               0
Matthew Rafferty                                              0             0             0               0

---------------
13    Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
----------------------------------   ----------------    -----------    ---------    -----------   ----------------
John J. Rafter                            Ireland             0             0             0               0
Jonathan Raleigh                                              0             0             0               0
Dioscoro-Roy I. Ramos                   Philippines           0             0             0               0
Gregory G. Randolph                                           0             0             0               0
Charlotte P. Ransom                         UK                0             0             0               0
Michael G. Rantz                                              0             0             0               0
Philip A. Raper                             UK                0             0             0               0
Alan M. Rapfogel                                              0             0             0               0
Sandy C. Rattray                            UK                0             0             0               0
Joseph Ravitch                                                0             0             0               0
Sara E. Recktenwald                                           0             0             0               0
Girish V. Reddy                                               0             0             0               0
Nicholas T. Reid                            UK                0             0             0               0
David Reilly                                UK                0             0             0               0
Gene Reilly                                                   0             0             0               0
Arthur J. Reimers III                                         0             0             0               0
Filip A. Rensky                                               0             0             0               0
Jeffrey A. Resnick                                            0             0             0               0
Richard J. Revell                           UK                0             0             0               0
Craig Reynolds                                                0             0             0               0
Peter Richards                              UK                0             0             0               0
Michael J. Richman                                            0             0             0               0
Andrew J. Rickards                          UK                0             0             0               0
Thomas S. Riggs, III                                          0             0             0               0
James P. Riley, Jr.                                           0             0             0               0
Kirk L. Rimer                                                 0             0             0               0
Kimberly E. Ritrievi                                          0             0             0               0
John S. Rizner                                                0             0             0               0
Paul M. Roberts                             UK                0             0             0               0
Richard T. Roberts                                            4             0             4               0
Simon M. Robertson                          UK                0             0             0               0
Juliet A. Robinson                          UK                0             0             0               0
Normann G. Roesch                         Germany             0             0             0               0
Marina L. Roesler                       USA/Brazil            0             0             0               0
James H. Rogan                                                0             0             0               0
J. David Rogers                                               0           200(14)         0             200(14)
John F. W. Rogers                                             0             0             0               0
Emmanuel Roman                            France              0             0             0               0
Eileen P. Rominger                                            0             0             0               0
Pamela P. Root                                                0             0             0               0
Ralph F. Rosenberg                                            0             0             0               0
David J. Rosenblum                                            0             0             0               0
Jacob D. Rosengarten                                          0             0             0               0
Richard J. Rosenstein                                         0             0             0               0
Ivan Ross                                                     0             0             0               0
Marc A. Rothenberg                                            0             0             0               0
Stuart M. Rothenberg                                          0             0             0               0

---------------
14    Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Michael S. Rotter                                             0             0             0               0
Thomas A. Roupe                                               0             0             0               0
Michael S. Rubinoff                                           0             0             0               0
Paul M. Russo                                                 0             0             0               0
John P. Rustum                          Ireland/USA           0             0             0               0
Richard M. Ruzika                                             0             0             0               0
David C. Ryan                                                 0             0             0               0
David M. Ryan                            Australia            0             0             0               0
Jeri Lynn Ryan                                                0             0             0               0
John C. Ryan                                                  0             0             0               0
Michael D. Ryan                                               0             0             0               0
Katsunori Sago                             Japan              0             0             0               0
Pablo J. Salame                           Ecuador             0             0             0               0
Roy J. Salameh                                                0             0             0               0
J. Michael Sanders                                            0             0             0               0
Allen Sangines-Krause                     Mexico             212            0            212              0
Richard A. Sapp                                               0             0             0               0
Neil I. Sarnak                                                0             0             0               0
Joseph Sassoon                            Israel              0             0             0               0
Atsuko Sato                                Japan              0             0             0               0
Tsutomu Sato                               Japan             240            0            240              0
Muneer A. Satter                                              0             0             0               0
Marc P. Savini                                                0             0             0               0
Jonathan S. Savitz                                            0             0             0               0
Peter Savitz                                                  0             0             0               0
James E. Sawtell                            UK                0             0             0               0
Paul S. Schapira                           Italy              0             0             0               0
P. Sheridan Schechner                                       1,000           0           1,000             0
Marcus Schenck                            Germany             0             0             0               0
Susan J. Scher                                                0             0             0               0
Gary B. Schermerhorn                                          0             0             0               0
Stephen M. Scherr                                             0             0             0               0
Howard B. Schiller                                            0             0             0               0
Erich P. Schlaikjer                                           0             0             0               0
Daniel Schmitz                            Germany             0             0             0               0
Jeffrey W. Schroeder                                          0             0             0               0
Matthew L. Schroeder                                          0             0             0               0
Antoine Schwartz                          France              0             0             0               0
Eric S. Schwartz                                              0             0             0               0
Harvey M. Schwartz                                            0             0             0               0
Mark Schwartz                                                 0             0             0               0
Thomas M. Schwartz                                            0        1,9000(15)         0           1,900(15)
Steven M. Scopellite                                          0             0             0               0
David J. Scudellari                                           0             0             0               0
Charles B. Seelig, Jr.                                        0             0             0               0
Peter A. Seibold                                              0             0             0               0
Karen D. Seitz                                                0             0             0               0
Hiran N. Selvaratnam                     Australia            0             0             0               0

--------

(15) Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Anik Sen                                    UK                0             0             0               0
Randolph Sesson, Jr.                                          0             0             0               0
Steven M. Shafran                                             0             0             0               0
Lisa M. Shalett                                               0             0             0               0
Richard S. Sharp                            UK                0             0             0               0
John P. Shaughnessy                                           0             0             0               0
Robert J. Shea, Jr.                                           0             0             0               0
Daniel M. Shefter                                             0             0             0               0
David G. Shell                                                0             0             0               0
James M. Sheridan                                             0             0             0               0
Richard G. Sherlund                                           0             0             0               0
Michael S. Sherwood                         UK                0             0             0               0
Masaru Shibata                             Japan              0             0             0               0
David A. Shiffman                                             0             0             0               0
Abraham Shua                                                  0             0             0               0
Susan E. Sidd                                                 0             0             0               0
Michael H. Siegel                                             0             0             0               0
Daniel J. Silber                                              0             0             0               0
Leslie C. Sillcox                                             0             0             0               0
Ralph J. Silva                                                0             0             0               0
Harry Silver                                                  0             0             0               0
Howard A. Silverstein                                         0             0             0               0
Richard P. Simon                                              0             0             0               0
Victor R. Simone, Jr.                                         0             0             0               0
David T. Simons                                               0             0             0               0
Christine A. Simpson                                          0             0             0               0
Dinakar Singh                                                 0             0             0               0
Ravi M. Singh                                                 0             0             0               0
Ravi Sinha                               India/USA            0             0             0               0
Edward M. Siskind                                             0             0             0               0
Christian J. Siva-Jothy                     UK                0             0             0               0
Mark F. Slaughter                                             0             0             0               0
Guy C. Slimmon                              UK                0             0             0               0
Jeffrey S. Sloan                                              0             0             0               0
Linda J. Slotnick                                             0             0             0               0
Cody J Smith                                                  0         1,000(16)         0           1,000(16)
Derek S. Smith                                                0             0             0               0
Michael M. Smith                                              0             0             0               0
Sarah E. Smith                              UK                0             0             0               0
Trevor A. Smith                             UK                0             0             0               0
John E. Smollen                                               0             0             0               0
Randolph C. Snook                                             0             0             0               0
Jonathan S. Sobel                                             0             0             0               0
David M. Solomon                                              0             0             0               0
Judah C. Sommer                                               0             0             0               0
Theodore T. Sotir                                             0             0             0               0
Sergio E. Sotolongo                                           0             0             0               0

--------

(16) Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Vickrie C. South                                              0             0             0               0
Daniel L. Sparks                                              0             0             0               0
Claudia Spiess                          Switzerland           0             0             0               0
Marc A. Spilker                                               0             0             0               0
Howard Q. Spooner                           UK                0             0             0               0
Joseph F. Squeri                                              0             0             0               0
Christoph W. Stanger                      Austria             0             0             0               0
Daniel W. Stanton                                             0             0             0               0
Steven R. Starker                                             0             0             0               0
Keith G. Starkey                            UK                0             0             0               0
Esta E. Stecher                                               0             0             0               0
Cathrine S. Steck                                             0             0             0               0
Fredric E. Steck                                              0             0             0               0
Robert K. Steel                                               0             0             0               0
Jean-Michel Steg                          France              0             0             0               0
Joseph P. Stevens                                             0             0             0               0
Chase O. Stevenson                                            0             0             0               0
Richard J. Stingi                                             0             0             0               0
Raymond S. Stolz                                              0             0             0               0
Timothy T. Storey                         Canada              0             0             0               0
George C. Strachan                                            0             0             0               0
Raymond B. Strong, III                                        0             0             0               0
Steven H. Strongin                                            0             0             0               0
Andrew J. Stuart                         Australia            0             0             0               0
Nobumichi Sugiyama                         Japan              0             0             0               0
Christopher P. Sullivan                 USA/Ireland           0             0             0               0
Patrick Sullivan                                              0             0             0               0
Johannes R. Sulzberger                    Austria             0             0             0               0
Hsueh J. Sung                             Taiwan              0             0             0               0
Howard B. Surloff                                             0             0             0               0
Richard J. Sussman                                            0             0             0               0
Peter D. Sutherland S.C.                  Ireland             0             0             0               0
Watanan Suthiwartnarueput                Thailand             0             0             0               0
Gary J. Sveva                                                 0             0             0               0
Eric S. Swanson                                               0             0             0               0
Gene T. Sykes                                                 0             0             0               0
Shahriar Tadjbakhsh                                           0             0             0               0
Kunio Tahara                               Japan              0             0             0               0
Ronald K. Tanemura                        UK/USA              0             0             0               0
Kui F. Tang                             China (PRC)           0             0             0               0
Caroline H. Taylor                          UK                0             0             0               0
John H. Taylor                                                0             0             0               0
Greg W. Tebbe                                                 0             0             0               0
Roland W. Tegeder                         Germany             0             0             0               0
David H. Tenney                                               0             0             0               0
Mark R. Tercek                                                0             0             0               0
Donald F. Textor                                              0             0             0               0
John A. Thain                                                 0             0             0               0
John L. Thornton                                              0             0             0               0
Stephen M. Thurer                                             0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Nicolas F. Tiffou                         France              0             0             0               0
Jason A. Tilroe                                               0             0             0               0
Daisuke Toki                               Japan              0             0             0               0
Peter K. Tomozawa                                             0             0             0               0
Massimo Tononi                             Italy              0             0             0               0
Brian J. Toolan                                               0             0             0               0
John R. Tormondsen                                            0             0             0               0
John L. Townsend III                                          0             0             0               0
Mark J. Tracey                              UK                0             0             0               0
Stephen S. Trevor                                             0             0             0               0
Byron D. Trott                                                0             0             0               0
Michael A. Troy                                               0             0             0               0
Daniel Truell                               UK                0             0             0               0
Donald J. Truesdale                                           0             0             0               0
Irene Y. Tse                             Hong Kong            0             0             0               0
Robert B. Tudor III                                           0             0             0               0
Keith Tuffley                            Australia            0             0             0               0
Thomas E. Tuft                                                0             0             0               0
John Tumilty                                UK                0             0             0               0
Barry S. Turkanis                                             0             0             0               0
Malcolm B. Turnbull                      Australia            0             0             0               0
Christopher H. Turner                                         0             0             0               0
Gareth N. Turner                          Canada              0             0             0               0
Eiji Ueda                                  Japan              0             0             0               0
Scott B. Ullem                                                0             0             0               0
Kevin M. Ulrich                           Canada              0             0             0               0
Kaysie P. Uniacke                                             0             0             0               0
Can Uran                                                      0             0             0               0
John E. Urban                                                 0             0             0               0
Lucas van Praag                             UK                0             0             0               0
Hugo H. Van Vredenburch               The Netherlands         0             0             0               0
Frederick G. Van Zijl                                         0             0             0               0
Lee G. Vance                                                  0             0             0               0
Ashok Varadhan                                                0             0             0               0
Corrado P. Varoli                         Canada              0             0             0               0
John J. Vaske                                                 0             0             0               0
Robin A. Vince                              UK                0             0             0               0
David A. Viniar                                               0             0             0               0
Andrea A. Vittorelli                       Italy              0             0             0               0
Barry S. Volpert                                             20             0             20              0
Casper W. Von Koskull                     Finland             0             0             0               0
David H. Voon                                                 0             0             0               0
Robert T. Wagner                                              0             0             0               0
John E. Waldron                                               0             0             0               0
George H. Walker IV                                           0            10(17)         0              10(17)
Joann B. Walker                                               0             0             0               0
Thomas B. Walker III                                          0             0             0               0

--------

(17) Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Robert P. Wall                                                0             0             0               0
Steven A. Wallace                           UK                0             0             0               0
Berent A. Wallendahl                      Norway              0             0             0               0
Alastair J. Walton                     UK/Australia           0             0             0               0
David R. Walton                             UK                0             0             0               0
Hsueh-Ming Wang                                               0             0             0               0
Theodore T. Wang                        China (PRC)           0             0             0               0
Patrick J. Ward                                               0             0             0               0
Michael W. Warren                           UK                0             0             0               0
Haruko Watanuki                            Japan              0             0             0               0
Jerry T. Wattenberg                                           0             0             0               0
Mark K. Weeks                               UK                0             0             0               0
David M. Weil                                                 0             0             0               0
Theodor Weimer                            Germany             0             0             0               0
John S. Weinberg                                              0             0             0               0
Peter A. Weinberg                                             0             0             0               0
Gregg S. Weinstein                                            0             0             0               0
Scott R. Weinstein                                            0             0             0               0
Mark S. Weiss                                                 0             0             0               0
George W. Wellde, Jr.                                         0             0             0               0
Christopher S. Wendel                                         0             0             0               0
Martin M. Werner                          Mexico              0             0             0               0
Richard T. Wertz                                              0             0             0               0
Lance N. West                                                 0             0             0               0
Matthew Westerman                           UK                0             0             0               0
Barbara A. White                                              0             0             0               0
Melanie J. White                            UK                0             0             0               0
William Wicker                                                0             0             0               0
A. Carver Wickman                                             0             0             0               0
Elisha Wiesel                                                 0             0             0               0
C. Howard Wietschner                                          0             0             0               0
David D. Wildermuth                                           1             0             1               0
Edward R. Wilkinson                                          73             0             73              0
Kevin L. Willens                                              0             0             0               0
Susan A. Willetts                                             0             0             0               0
Anthony G. Williams                         UK                0             0             0               0
Christopher G. Williams                     UK                0             0             0               0
Gary W. Williams                                              0             0             0               0
Meurig R. Williams                          UK                0             0             0               0
Todd A. Williams                                             90             0             90              0
John S. Willian                                               0             0             0               0
Kenneth W. Willman                                            0             0             0               0
Keith R. Wills                              UK                0             0             0               0
Andrew F. Wilson                        New Zealand           0             0             0               0
Kendrick R. Wilson III                                        0             0             0               0
Kurt D. Winkelmann                                            0             0             0               0
Jon Winkelried                                                0             0             0               0
Steven J. Wisch                                               0             0             0               0
Michael S. Wishart                                            0             0             0               0
Richard E. Witten                                             0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Alexander D. Wohl                                             0             0             0               0
William H. Wolf, Jr.                                          0             0             0               0
Melinda B. Wolfe                                              0             0             0               0
Tracy R. Wolstencroft                                         0             0             0               0
Jon A. Woodruf                                                0             0             0               0
Neil J. Wright                              UK                0             0             0               0
Denise A. Wyllie                            UK                0             0             0               0
Zi Wang Xu                             Canada/China           0             0             0               0
                                           (PRC)
Richard A. Yacenda                                            0             0             0               0
Tetsufumi Yamakawa                         Japan              0             0             0               0
Yasuyo Yamazaki                            Japan              0             0             0               0
Anne Yang                                                     0             0             0               0
Danny O. Yee                                                  0             0             0               0
Jaime E. Yordan                                               0             0             0               0
W. Thomas York, Jr.                                           0             0             0               0
Wassim G. Younan                          Lebanon             0             0             0               0
Paul M. Young                                                 0             0             0               0
Richard M. Young                                              0             0             0               0
William J. Young                                              0             0             0               0
Sanaz Zaimi                                 UK                0             0             0               0
Michael J. Zamkow                                             0            40(18)         0              40(18)
Paolo Zannoni                              Italy              0             0             0               0
Yoel Zaoui                                France              0             0             0               0
Gregory H. Zehner                                             0             0             0               0
Jide J. Zeitlin                                               0             0             0               0
Gregory Zenna                                                 0             0             0               0
Yi Kevin Zhang                          China (PRC)           0             0             0               0
Joan H. Zief                                                  0             0             0               0
John W. Ziegler                                               0             0             0               0
Joseph R. Zimmel                                              0             0             0               0
James P. Ziperski                                             0             0             0               0
Barry L. Zubrow                                               0             0             0               0
Mark A. Zurack                                                0             0             0               0

Shares held by 89 private                   N/A               0         1,908,441         0           1,908,441
charitable foundations established
by 89 Covered Persons each of whom
is a co-trustee of one or more of
such private charitable
foundations 19

--------

(18) Shared with family members.

(19) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
TRUSTS

2000 John A. Thain Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Carlos A. Cordeiro Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 John A. Thain Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Michael E. Novogratz Grantor
    Retained Annuity Trust                                       0             0             0              0
2002 Avi M. Nash Grantor Retained
     Annuity Trust                                               0             0             0              0
2002 Danny O. Yee Grantor Retained
     Annuity Trust                                               0             0             0              0
2002 Douglas W. Kimmelman Grantor
     Retained Annuity Trust                                      0             0             0              0
2002 James M. Sheridan Grantor
     Retained Annuity Trust                                      0             0             0              0
2002 John A. Thain Grantor Retained
     Annuity Trust                                               0             0             0              0
2002 Mary Ann Casati Grantor Retained
     Annuity Trust                                               0             0             0              0
2002 Scott S. Prince Grantor Retained
     Annuity Trust                                               0             0             0              0
2003 Scott S. Prince Grantor Retained
    Annuity Trust                                                0             0             0              0
2003 John A. Thain Grantor Retained
     Annuity Trust                                               0             0             0              0
2003 Danny O. Yee Grantor Retained
     Annuity Trust                                               0             0             0              0
The Abby Joseph Cohen 2000 Family
    Trust                                                        0             0             0              0
The Abby Joseph Cohen 2001 Annuity
    Trust II                                                     0             0             0              0
The Abby Joseph Cohen 2002 Annuity
     Trust I                                                     0             0             0              0
The Abby Joseph Cohen 2002 Annuity
     Trust II                                                    0             0             0              0
The Abby Joseph Cohen 2003 Annuity
     Trust I                                                     0             0             0              0
The Adina R. Lopatin 2000 Trust                                  0             0             0              0
The Alexander H. Witten 2000 Trust                               0             0             0              0
The Alexander I. Berlinski 2000 Trust                            0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Alexander Litzenberger Remainder
    Trust                                                        0             0             0              0
The Alexandra D. Steel 2000 Trust
The Alexis Blood 2000 Trust
The Alyssa Blood 2000 Trust                                      0             0             0              0
The Amanda Liann Mead 2000 Trust                                 0             0             0              0
Anahue Trust(20)                              Jersey             0             0             0              0
Andrew L. Fippinger-Millennium Trust(21)                         0             0             0              0
The Andrew M. Alper 2001 Annuity
    Trust I                                                      0             0             0              0
The Andrew M. Alper 2002 Annuity
     Trust I                                                     0             0             0              0
The Andrew M. Alper 2002 Annuity
    Trust II                                                     0             0             0              0
The Andrew M. Alper 2003 Annuity
    Trust I                                                      0             0             0              0
The Andrew M. Gordon 2000 Family Trust                           0             0             0              0
Ann F. Kaplan Two Year Trust Dated
    6/26/2001                                                    0             0             0              0
The Anne R. Witten 2000 Trust                                    0             0             0              0
The Anne Sullivan Wellde 2000 Trust                              0             0             0              0
The Anthony D. Lauto 2000 Family Trust                           0             0             0              0
The Anthony D. Lauto 2002 Annuity
     Trust I                                                     0             0             0              0
The Anthony D. Lauto 2002 Annuity
    Trust II                                                     0             0             0              0
The Anthony D. Lauto 2003 Annuity
    Trust I                                                      0             0             0              0
The Arthur J. Reimers, III Defective
    Trust 2000                             Connecticut           0             0             0              0
The Avi M. Nash 2000 Family Trust                                0             0             0              0
The Avi M. Nash 2001 Annuity Trust I                             0             0             0              0
The Bari Marissa Schwartz 2000 Trust                             0             0             0              0
Barry A. Kaplan 2000 Family Trust                                0             0             0              0
Barry A. Kaplan 2001 GRAT                                        0             0             0              0
Barry A. Kaplan 2002 GRAT                                        0             0             0              0
The Barry L. Zubrow 2000 Family Trust                            0             0             0              0

--------

(20) Created by Andrew A. Chisholm.

(21) Created by Ann F. Kaplan.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Barry L. Zubrow 2002 Annuity
     Trust I                                                     0             0             0              0
The Barry L. Zubrow 2002 Annuity
    Trust II                                                     0             0             0              0
Beller 2002 GRAT                                                 0             0             0              0
The Beller/Moses Trust                                           0             0             0              0
The Benjamin H. Sherlund 2000 Trust                              0             0             0              0
The Benjamin Kraus 2000 Trust                                    0             0             0              0
The Bradford C. Koenig 2001 Family
    Trust                                                        0             0             0              0
The Bradford C. Koenig 2002 Annuity
     Trust I                                                     0             0             0              0
The Bradley Abelow Family 2000 Trust                             0             0             0              0
The Brian Patrick Minehan 2001 Trust(22)                         0             0             0              0
The Caceres Novogratz Family Trust                               0             0             0              0
The Carlos A. Cordeiro Trust                                     0             0             0              0
The Charlotte Steel 2000 Trust                                   0             0             0              0
The Charlotte Textor 2000 Trust                                  0             0             0              0
The Christopher A. Cole 2000 Family
    Trust                                                        0             0             0              0
The Christopher A. Cole 2002 Annuity
     Trust I                                                     0             0             0              0
The Christopher A. Cole 2002 Annuity
    Trust II                                                     0             0             0              0
The Christopher A. Cole 2003 Annuity
    Trust I                                                      0             0             0              0
The Christopher K. Norton 2000 Family
    Trust                                                        0             0             0              0
The Christopher Palmisano Remainder
    Trust(23)                                                    0             0             0              0
The Christopher Ryan Tortora 2000
    Trust                                                        0             0             0              0
The Cody J Smith 2000 Family Trust                               0             0             0              0
The Cody J Smith 2002 Annuity Trust I                            0             0             0              0
The Cody J Smith 2002 Annuity Trust II                           0             0             0              0
The Connie K. Duckworth 2000 Family
    Trust                                                        0             0             0              0
Dangui Trust(24)                                                 0             0             0              0

--------

(22) Created by E. Gerald Corrigan.

(23) Created by Robert H. Litzenberger.

(24) Created by Emmanuel Roman.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Daniel Alexander Schwartz 2000
    Trust                                                        0             0             0              0
The Daniel M. Neidich 2002 Annuity
     Trust I                                                     0             0             0              0
The Daniel M. Neidich 2002 Annuity
    Trust II                                                     0             0             0              0
The Daniel M. Neidich 2003 Annuity
    Trust I                                                      0             0             0              0
The Daniel W. Stanton 2001 Annuity
    Trust I                                                      0             0             0              0
The Daniel W. Stanton 2002 Annuity
     Trust I                                                     0             0             0              0
The Daniel W. Stanton 2002 Annuity
    Trust II                                                     0             0             0              0
The Daniel W. Stanton II 2000 Trust                              0             0             0              0
The Danny O. Yee Trust                                           0             0             0              0
The David B. Ford 2002 Annuity Trust
    dtd as of 6/26/2002                                          0             0             0              0
The David B. Heller 2000 Family Trust                            0             0             0              0
The David G. Lambert 2000 Family Trust                           0             0             0              0
The David G. Lambert 2002 Annuity
     Trust I                                                     0             0             0              0
The David G. Lambert 2002 Annuity
    Trust II                                                     0             0             0              0
The David L. Henle 2000 Family Trust                             0             0             0              0
The David L. Henle 2002 Annuity Trust
     I                                                           0             0             0              0
The David L. Henle 2002 Annuity Trust
    II                                                           0             0             0              0
The David L. Henle 2003 Annuity Trust
     I                                                           0             0             0              0
The David M. Baum Family 2000 Trust         New Jersey           0             0             0              0
The David Viniar 2002 Annuity Trust I                            0             0             0              0
The David Viniar 2002 Annuity Trust II                           0             0             0              0
The David Viniar 2003 Annuity Trust I                            0             0             0              0
The David W. Blood 2002 Annuity Trust
     I                                                           0             0             0              0
The David W. Blood 2002 Annuity Trust
    II                                                           0             0             0              0
The Donald F. Textor 2002 Annuity
     Trust I                                                     0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Donald F. Textor 2002 Annuity
    Trust II                                                     0             0             0              0
The Donald F. Textor 2003 Annuity
     Trust I                                                     0             0             0              0
The Douglas W. Kimmelman Trust                                   0             0             0              0
The E. Gerald Corrigan 2002 Annuity
     Trust I                                                     0             0             0              0
The E. Gerald Corrigan 2003 Annuity
     Trust I                                                     0             0             0              0
The Eaddy Adele Kiernan 2000 Trust                               0             0             0              0
The Edward C. Forst 2000 Family Trust                            0             0             0              0
The Edward C. Forst 2001 Annuity
    Trust I                                                      0             0             0              0
The Edward C. Forst 2002 Annuity
     Trust I                                                     0             0             0              0
The Edward C. Forst 2002 Annuity
    Trust II                                                     0             0             0              0
The Edward Scott Mead 2001 Annuity
    Trust I                                                      0             0             0              0
The Edward Scott Mead 2002 Annuity
     Trust I                                                     0             0             0              0
The Edward Scott Mead 2002 Annuity
    Trust II                                                     0             0             0              0
The Edward Scott Mead 2003 Annuity
    Trust I                                                      0             0             0              0
Eff Warren Martin 2000 Children's
    Trust                                   California           0             0             0              0
The Elizabeth Anne Corrigan 2000 Trust                           0             0             0              0
The Elizabeth H. Coulson 2000 Trust                              0             0             0              0
The Elizabeth L. Heller 2000 Trust                               0             0             0              0
The Elizabeth Lin Mead 2000 Trust                                0             0             0              0
The Elizabeth M. Stanton 2000 Trust                              0             0             0              0
The Elizabeth Steel 2000 Trust                                   0             0             0              0
The Ellie Dorit Neustein 2000 Trust                              0             0             0              0
The Emily Austen Katz 2000 Trust                                 0             0             0              0
The Emily Stecher 2000 Trust                                     0             0             0              0
The Emma M.L. Mead 2000 Trust                                    0             0             0              0
The Eric Fithian 2000 Trust(25)                                  0             0             0              0

--------

(25) Created by David A. Viniar.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Erin Marie Tormondsen 2000 Trust                             0             0             0              0
The Esta Eiger Stecher 2002 Annuity
     Trust I                                                     0             0             0              0
The Esta Eiger Stecher 2002 Annuity
    Trust II                                                     0             0             0              0
The Esta Eiger Stecher 2003 Annuity
     Trust I                                                     0             0             0              0
The Evans Trust(26)                                              0             0             0              0
The Francis J. Ingrassia 2000 Family
    Trust                                                        0             0             0              0
The Francis J. Ingrassia 2002 Annuity
     Trust I                                                     0             0             0              0
The Francis J. Ingrassia 2002 Annuity
     Trust II                                                    0             0             0              0
The Frank L. Coulson III 2000 Trust                              0             0             0              0
The Fredric E. Steck 2000 Family Trust                           0             0             0              0
The Fredric E. Steck 2002 Annuity
     Trust I                                                     0             0             0              0
The Fredric E. Steck 2002 Annuity
    Trust II                                                     0             0             0              0
The Fredric E. Steck 2003 Annuity
     Trust I                                                     0             0             0              0
Gary D. Cohn 2000 Family Trust                                   0             0             0              0
The Gary W. Williams 2001 Trust                                  0             0             0              0
The Gene Tiger Sykes 2001 Family Trust                           0             0             0              0
The Gene Tiger Sykes 2002 Annuity
     Trust I                                                     0             0             0              0
The Gene Tiger Sykes 2002 Annuity
    Trust II                                                     0             0             0              0
The Gene Tiger Sykes 2003 Annuity
     Trust I                                                     0             0             0              0
The Geoffrey T. Grant 2000 Family
    Trust                                                        0             0             0              0
The George H. Walker 2000 Family Trust                           0             0             0              0
The George H. Walker 2002 Annuity
     Trust I                                                     0             0             0              0
The George H. Walker 2002 Annuity
    Trust II                                                     0             0             0              0
The George W. Wellde, Jr. 2002
     Annuity Trust I                                             0             0             0              0
The George W. Wellde, Jr. 2002
     Annuity Trust II                                            0             0             0              0
The George William Wellde III 2000
     Trust                                                       0             0             0              0
Ghez 2000 GRAT                                                   0             0             0              0

--------

(26) Created by W. Mark Evans.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
Ghez 2000 Non-GST-Exempt Trust                                   0             0             0              0
The Girish V. Reddy 2001 Trust                                   0             0             0              0
The Girish V. Reddy Trust                                        0             0             0              0
The Goldenberg 2000 Family Trust                                 0             0             0              0
The Greg M. Ostroff 2000 Family Trust                            0             0             0              0
The Greg M. Ostroff 2001 Annuity
    Trust I                                                      0             0             0              0
The Gregory D. Cohen 2000 Trust                                  0             0             0              0
The Gregory H. Zehner 2000 Family
    Trust                                                        0             0             0              0
The Gregory K. Palm 2000 Family Trust                            0             0             0              0
The Gregory K. Palm 2002 Annuity
     Trust I                                                     0             0             0              0
The Gregory K. Palm 2002 Annuity
    Trust II                                                     0             0             0              0
The Gregory K. Palm 2003 Annuity
     Trust I                                                     0             0             0              0
The Guapulo Trust(27)                         Jersey             0             0             0              0
The Howard A. Silverstein 2000 Family
    Trust                                                        0             0             0              0
The Howard A. Silverstein 2001
    Annuity Trust I                                              0             0             0              0
The Howard A. Silverstein 2002
     Annuity Trust I                                             0             0             0              0
The Howard A. Silverstein 2002
    Annuity Trust II                                             0             0             0              0
The Howard A. Silverstein 2003
     Annuity Trust I                                             0             0             0              0
The Isabelle M.L. Mead 2000 Trust                                0             0             0              0
The J. David Rogers 2002 Annuity
     Trust I                                                     0             0             0              0
The J. David Rogers 2002 Annuity
    Trust II                                                     0             0             0              0
The J. David Rogers 2003 Annuity
     Trust I                                                     0             0             0              0
The James Alexander Mead 2000 Trust                              0             0             0              0
The James M. Sheridan Shares Trust                               0             0             0              0
The James M. Sheridan Trust                                      0             0             0              0
The James Nicholas Katz 2000 Trust                               0             0             0              0

--------

(27) Created by Erland S. Karlsson.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
James P. Riley, Jr. 2000 Family Trust                            0             0             0              0
The James P. Riley, Jr. 2002 Family
     GST Trust                                                   0             0             0              0
The Jason Kraus 2000 Trust                      UK               0             0             0              0
The Jason William Tortora 2000 Trust                             0             0             0              0
The Jeffrey D. Witten 2000 Trust                                 0             0             0              0
The Jennifer Lauren Alper 2000 Trust                             0             0             0              0
JG 2000 Trust (28)                                               0             0             0              0
JG 2000 Trust (continuing trust) (28)                            0             0             0              0
JG 2002 GRAT (28)                                                0             0             0              0
JG 2003 GRAT (28)                                                0             0             0              0
JG 2003 Family Trust (28)                                        0             0             0              0
The John A. Thain Trust                                          0             0             0              0
The John J. Powers 2000 Family Trust                             0             0             0              0
The John O. Downing 2000 Family Trust                            0             0             0              0
The John O. Downing 2002 Annuity
     Trust I                                                     0             0             0              0
The John O. Downing 2002 Annuity
    Trust II                                                     0             0             0              0
The John O. Downing 2003 Annuity
    Trust I                                                      0             0             0              0
The John P. Curtin, Jr. 2000 Family
    Trust                                                        0             0             0              0
The John P. Curtin, Jr. 2001 Annuity
    Trust I                                                      0             0             0              0
The John R. Tormondsen 2002 Annuity
     Trust I                                                     0             0             0              0
The John R. Tormondsen 2002 Annuity
    Trust II                                                     0             0             0              0
The John R. Tormondsen 2003 Annuity
     Trust I                                                     0             0             0              0
The John R. Tormondsen, Jr. 2000 Trust                           0             0             0              0
The John S. Weinberg 2000 Family Trust                           0             0             0              0
The John S. Weinberg 2001 Annuity
    Trust I                                                      0             0             0              0
The John S. Weinberg 2002 Annuity
     Trust I                                                     0             0             0              0
The John S. Weinberg 2002 Annuity
    Trust II                                                     0             0             0              0

--------

(28)  Created by Jacob D. Goldfield.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The John S. Weinberg 2003 Annuity
     Trust I                                                     0             0             0              0
The Jonathan G. Neidich 2000 Trust                               0             0             0              0
The Jonathan L. Cohen 2002 Annuity
     Trust I                                                     0             0             0              0
The Jonathan M. Lopatin 2002 Annuity
    Trust I                                                      0             0             0              0
The Jonathan M. Lopatin 2002 Annuity
     Trust II                                                    0             0             0              0
The Jordan Viniar 2000 Trust                                     0             0             0              0
The Joseph Della Rosa 2000 Family
    Trust                                                        0             0             0              0
The Joseph Della Rosa 2002 Annuity
     Trust I                                                     0             0             0              0
The Joseph Della Rosa 2002 Annuity
    Trust II                                                     0             0             0              0
The Joseph H. Gleberman 2000 Family
    Trust                                                        0             0             0              0
The Joseph H. Gleberman 2001 Annuity
    Trust I                                                      0             0             0              0
The Joseph H. Gleberman 2002 Annuity
    Trust I                                                      0             0             0              0
The Karen Barlow Corrigan 2000 Trust                             0             0             0              0
The Karen Rebecca Alper 2000 Trust                               0             0             0              0
The Karsten Moller & Barbara
    Kahn-Moller Trust                         Jersey             0             0             0              0
The Katherine A. M. Stanton 2000 Trust                           0             0             0              0
The Katheryn C. Coulson 2000 Trust                               0             0             0              0
The Kathryn Margaret Wellde 2000 Trust                           0             0             0              0
The Kelsey Fithian 2000 Trust (29)                               0             0             0              0
The Kenneth Litzenberger Remainder
    Trust                                                        0             0             0              0
The Kevin W. Kennedy 2000 Family Trust                           0             0             0              0
The Kevin W. Kennedy 2001 Siblings
    Trust                                                        0             0             0              0
The Kevin W. Kennedy 2002 Annuity
     Trust I                                                     0             0             0              0
The Kevin W. Kennedy 2002 Annuity
     Trust II                                                    0             0             0              0
The Kevin W. Kennedy 2002 Annuity
    Trust III                                                    0             0             0              0

--------

(29) Created by David A. Viniar.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Kevin W. Kennedy 2003 Annuity
    Trust I                                                      0             0             0              0
The Kevin W. Kennedy 2003 Annuity
    Trust II                                                     0             0             0              0
The Kimberly Lynn Macaione 2000
    Trust (30)                                                   0             0             0              0
The Kimberly R. Textor 2000 Trust                                0             0             0              0
The Kipp M. Nelson Trust                                         0             0             0              0
The Kuala Trust (31)                          Jersey             0             0             0              0
The Kyle F. Textor 2000 Trust
The Lauren Schiller 2000 Trust                                   0             0             0              0
The Lawrence R. Buchalter 2000 Family
     Trust                                                       0             0             0              0
The Lawrence R. Buchalter 2001
    Annuity Trust I                                              0             0             0              0
Lawrence R. Buchalter 2002 Annuity
    Trust I                                                      0             0             0              0
The Lawrence R. Buchalter 2002
    Annuity Trust II                                             0             0             0              0
The Lee G. Vance 2000 Family Trust                               0             0             0              0
The Lee G. Vance 2002 Annuity Trust I                            0             0             0              0
The Leslie C. Sillcox 2003 Annuity
     Trust I                                                     0             0             0              0
The Leslie C. Tortora 2002 Annuity
     Trust I                                                     0             0             0              0
The Leslie C. Tortora 2002 Annuity
    Trust II                                                     0             0             0              0
Lloyd C. Blankfein 2000 Family Trust                             0             0             0              0
The Lloyd C. Blankfein 2001 Annuity
    Trust I                                                      0             0             0              0
The Lloyd C. Blankfein 2002 Annuity
    Trust I                                                      0             0             0              0
The Louise Rice Townsend 2000 Trust                              0             0             0              0
M. Roch Hillenbrand Trust f/b/o C.
    Justin Hillenbrand                      New Jersey           0             0             0              0
M. Roch Hillenbrand Trust f/b/o Molly
    D. Hillenbrand                          New Jersey           0             0             0              0
The Mallory G. Neidich 2000 Trust                                0             0             0              0
The Marc A. Spilker 2000 Family Trust                            0             0             0              0

--------

(30) Created by Frank L. Coulson, Jr.

(31) Created by Sylvain M. Hefes.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Mark A. Zurack 2000 Family Trust                             0             0             0              0
The Mark A. Zurack 2000 Issue Trust                              0             0             0              0
The Mark A. Zurack 2001 Annuity Trust
    I                                                            0             0             0              0
The Mark A. Zurack 2002 Annuity Trust
     I                                                           0             0             0              0
The Mark A. Zurack 2002 Annuity Trust
    II                                                           0             0             0              0
The Mark A. Zurack 2003 Annuity Trust
     I                                                           0             0             0              0
Mark Dehnert Living Trust                    Illinois            0             0             0              0
The Mark Tercek 2000 Family Trust                                0             0             0              0
The Mark Tercek 2002 Annuity Trust I                             0             0             0              0
The Mark Tercek 2002 Annuity Trust II                            0             0             0              0
The Mark Tercek 2003 Annuity Trust I                             0             0             0              0
Marks 2000 (continuing trust)                                    0             0             0              0
The Mary Agnes Reilly Kiernan 2000
    Trust                                                        0             0             0              0
The Mary Ann Casati Trust                                        0             0             0              0
The Matthew D. Rogers 2000 Trust                                 0             0             0              0
The Maya Bettina Linden 2000 Trust                               0             0             0              0
Melissa Jane Minehan 2001 Trust (32)                             0             0             0              0
The Merritt Moore Townsend 2000 Trust                            0             0             0              0
The Mesdag Family Trust                      Delaware            0             0             0              0
The Michael A. Price 2000 Family Trust                           0             0             0              0
The Michael D. Ryan 2000 Family Trust                            0             0             0              0
The Michael D. Ryan 2001 Annuity
    Trust I                                                      0             0             0              0
The Michael D. Ryan 2002 Annuity
    Trust II                                                     0             0             0              0
The Michael J. Zamkow 2000 Family
    Trust                                                        0             0             0              0
The Michael J. Zamkow 2001 Trust                                 0             0             0              0
The Michael J. Zamkow 2002 Annuity
     Trust I                                                     0             0             0              0

--------

(32) Created by E. Gerald Corrigan.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Michael J. Zamkow 2002 Annuity
    Trust II                                                     0             0             0              0
The Michael Stecher 2000 Trust                                   0             0             0              0
The Milton R. Berlinski 2002 Annuity
     Trust I                                                     0             0             0              0
The Milton R. Berlinski 2002 Annuity
    Trust II                                                     0             0             0              0
The Milton R. Berlinski 2003 Annuity
     Trust I                                                     0             0             0              0
The Milton R. and Jena M. Berlinski
     2003 Life Insurance Trust                                   0             0             0              0
The Mossavar-Rahmani 2000 Family Trust                           0             0             0              0
Murphy 2000 (continuing trust) (33)                              0             0             0              0
Murphy 2002 GRAT (33)                                            0             0             0              0
The Natalie Cailyn Rogers 2000 Trust                             0             0             0              0
The Nicole Schiller 2000 Trust                                   0             0             0              0
The Patrick J. Ward 2001 Trust                                   0             0             0              0
The Peter C. Gerhard 2000 Family Trust                           0             0             0              0
The Peter C. Gerhard 2001 Annuity
    Trust I                                                      0             0             0              0
The Peter C. Gerhard 2002 Annuity
     Trust I                                                     0             0             0              0
The Peter C. Gerhard 2002 Annuity
    Trust II                                                     0             0             0              0
The Peter C. Gerhard 2003 Annuity
    Trust I                                                      0             0             0              0
The Peter D. Kiernan, III 2002
     Annuity Trust I                                             0             0             0              0
The Peter D. Kiernan, III 2002
    Annuity Trust II                                             0             0             0              0
The Peter Kiernan IV 2000 Trust                                  0             0             0              0
The Peter S. Kraus 2002 Annuity Trust
     I                                                           0             0             0              0
The Peter S. Kraus 2002 Annuity Trust
    II                                                           0             0             0              0
The Peter S. Kraus 2003 Annuity Trust
    I                                                            0             0             0              0
The Philip D. Murphy 2000 Family Trust                           0             0             0              0
The Philip D. Murphy 2001 Annuity
    Trust I                                                      0             0             0              0
The Philip D. Murphy 2002 Annuity
    Trust I                                                      0             0             0              0

--------

(33) Created by Thomas S. Murphy, Jr.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Philip D. and Tammy S. Murphy
    2002 Life Insurance Trust                                    0             0             0              0
The Philip Darivoff 2002 Annuity
     Trust I                                                     0             0             0              0
The Philip Darivoff 2002 Annuity
     Trust II                                                    0             0             0              0
The Philip Darivoff 2002 Family Trust                            0             0             0              0
The Rachel M. Darivoff 2000 Trust                                0             0             0              0
The Ralph F. Rosenberg 2000 Family
     Trust                                                       0             0             0              0
The Ralph F. Rosenberg 2002 Annuity
     Trust I                                                     0             0             0              0
The Ralph F. Rosenberg 2002 Annuity
    Trust II                                                     0             0             0              0
The Ralph F. Rosenberg 2003 Annuity
     Trust I                                                     0             0             0              0
Randal M. Fippinger-Millennium Trust (34)                        0             0             0              0
The Randolph L. Cowen 2000 Family
    Trust                                                        0             0             0              0
Rayas Trust (35)                              Jersey             0             0             0              0
The Rebecca Viniar 2000 Trust                                    0             0             0              0
The Richard A. Friedman 2002 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Friedman 2000 Family
    Trust                                                        0             0             0              0
The Richard A. Sapp 2000 Family Trust                            0             0             0              0
The Richard A. Sapp 2001 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Sapp 2002 Annuity
    Trust I                                                      0             0             0              0
The Richard E. Witten 2002 Annuity
     Trust I                                                     0             0             0              0
The Richard E. Witten 2002 Annuity
    Trust II                                                     0             0             0              0
The Richard E. Witten 2003 Annuity
     Trust I                                                     0             0             0              0
The Richard G. Sherlund 2002 Annuity
    Trust I                                                      0             0             0              0
Robert A. Fippinger, Jr. Millennium
    Trust (36)                                                   0             0             0              0

--------

(34) Created by Ann F. Kaplan.

(35) Created by Emmanuel Roman.

(36) Created by Ann F. Kaplan.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Robert B. Litterman 2000 Family
    Trust                                                        0             0             0              0
The Robert B. Litterman 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Litterman 2002 Annuity
     Trust I                                                     0             0             0              0
The Robert B. Litterman 2002 Annuity
    Trust II                                                     0             0             0              0
The Robert B. Morris III 2000 Family
    Trust                                                        0             0             0              0
The Robert B. Morris III 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Morris III 2002 Annuity
     Trust I                                                     0             0             0              0
The Robert B. Morris III 2002 Annuity
    Trust II                                                     0             0             0              0
The Robert B. Morris III 2003 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Hurst 2000 Family Trust                            0             0             0              0
The Robert J. Hurst 2002 Annuity
     Trust I                                                     0             0             0              0
The Robert J. Hurst 2002 Annuity
    Trust II                                                     0             0             0              0
The Robert J. Hurst 2003 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Katz 2002 Annuity Trust
     I                                                           0             0             0              0
The Robert J. Katz 2002 Annuity Trust
    II                                                           0             0             0              0
The Robert J. Katz 2003 Annuity Trust
     I                                                           0             0             0              0
The Robert J. O'Shea 2000 Family Trust                           0             0             0              0
The Robert J. O'Shea 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert J. O'Shea 2002 Annuity
     Trust I                                                     0             0             0              0
The Robert J. O'Shea 2002 Annuity
    Trust II                                                     0             0             0              0
The Robert J. O'Shea 2003 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Pace 2000 Family Trust                             0             0             0              0
The Robert J. Pace 2002 Annuity Trust
    I                                                            0             0             0              0
The Robert J. Pace 2003 Annuity Trust
    I                                                            0             0             0              0
The Robert K. Steel 2002 Annuity
     Trust I                                                     0             0             0              0
The Robert K. Steel 2002 Annuity
     Trust II                                                    0             0             0              0
The Robert K. Steel 2003 Annuity
     Trust I                                                     0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
Robin Neustein 2002 Annuity Trust                                0             0             0              0
The Samantha Schiller 2000 Trust                                 0             0             0              0
The Sarah B. Lopatin 2000 Trust                                  0             0             0              0
The Sarah Delacy Kiernan 2000 Trust                              0             0             0              0
The Sarah M. Darivoff 2000 Trust                                 0             0             0              0
The Sarah Rose Berlinski 2000 Trust                              0             0             0              0
The Scott B. Kapnick 2000 Family Trust                           0             0             0              0
The Scott B. Kapnick 2001 Annuity
    Trust I                                                      0             0             0              0
The Scott B. Kapnick 2002 Annuity
    Trust I                                                      0             0             0              0
Scott M. Pinkus 2000 Family Trust           New Jersey           0             0             0              0
The Scott S. Prince Trust                                        0             0             0              0
The Sharmin Mossavar-Rahmani 2002
    Annuity Trust I                                              0             0             0              0
The Stephen M. Neidich 2000 Trust                                0             0             0              0
The Steven J. Wisch 2001 Family Trust                            0             0             0              0
The Steven J. Wisch 2002 Annuity
     Trust I                                                     0             0             0              0
The Steven J. Wisch 2003 Annuity
     Trust I                                                     0             0             0              0
The Steven M. Heller, Jr. 2000 Trust                             0             0             0              0
The Steven Starker 2001 Family Trust                             0             0             0              0
The Steven Starker 2002 Grantor
     Retained Annuity Trust                                      0             0             0              0
The Steven T. Mnuchin 2000 Family
    Trust                                                        0             0             0              0
The Steven T. Mnuchin 2002 Annuity
    Trust I                                                      0             0             0              0
The Steven T. Mnuchin 2003 Annuity
    Trust I                                                      0             0             0              0
The Stuart Mark Rothenberg 2000
    Family Trust                                                 0             0             0              0
The Stuart Mark Rothenberg 2002
     Annuity Trust I                                             0             0             0              0
The Stuart Mark Rothenberg 2002
    Annuity Trust II                                             0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
The Stuart Mark Rothenberg 2003
     Annuity Trust I                                             0             0             0              0
The Suzanne E. Cohen 2000 Trust                                  0             0             0              0
The Terence M. O' Toole 2000 Family
    Trust                                                        0             0             0              0
The Terence M. O' Toole 2001 Annuity
    Trust I                                                      0             0             0              0
The Terence M. O' Toole 2002 Annuity
    Trust I                                                      0             0             0              0
The Tess Augusta Linden 2000 Trust                               0             0             0              0
The Thomas J. Healey 2001 Annuity
    Trust                                   New Jersey           0             0             0              0
The Thomas J. Healey 2002 Annuity
    Trust                                                        0             0             0              0
The Thomas J. Healey 2003 Annuity
    Trust                                   New Jersey           0             0             0              0
The Thomas K. Montag 2000 Family Trust                           0             0             0              0
The Tracy Richard Wolstencroft 2000
    Family Trust                                                 0             0             0              0
The Tracy Richard Wolstencroft 2001
    Annuity Trust I                                              0             0             0              0
The Tracy Richard Wolstencroft 2002
    Annuity Trust I                                              0             0             0              0
Trust for the benefit of David Ford,
    Jr. under Indenture of Trust B of
    David B. Ford dated 6/16/00            Pennsylvania          0             0             0              0
Trust for the benefit of Jamie Ford
    under Indenture of Trust B of
    David B. Ford dated as of 6/16/00      Pennsylvania          0             0             0              0
Trust for the benefit of Megan H.
    Hagerty u/a DTD 3/26/01 (37)            New Jersey           0             0             0              0
Trust f/b/o Megan H. Hagerty u/a/d
    June 5, 2002 (37)                                            0             0             0              0
Trust f/b/o Megan H. Hagerty u/a/d
    March 26, 2003 (37)                     New Jersey           0             0             0              0
Trust for the benefit of Thomas
    Jeremiah Healey u/a DTD 3/26/01         New Jersey           0             0             0              0
Trust f/b/o Thomas Jeremiah Healey
    u/a/d June 5, 2002                                           0             0             0              0
Trust f/b/o Thomas Jeremiah Healey
    u/a/d March 26, 2003                    New Jersey           0             0             0              0
The Unicorn Trust (38)                          UK               0             0             0              0

--------

(37) Created by Thomas J. Healey.

(38) Created by Wiet H.M. Pot.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
Vyrona Trust (39)                             Jersey             0             0             0              0
The William C. Sherlund 2000 Trust                               0             0             0              0
The William Keith Litzenberger
    Remainder Trust                                              0             0             0              0
Zachariah Cobrinik 2001 Annuity Trust
    I                                                            0             0             0              0
Zachariah Cobrinik 2001 Family Trust                             0             0             0              0
The Zachariah Cobrinik Family 2000
    Trust                                                        0             0             0              0
Zachariah Cobrinik 2002 Annuity Trust                            0             0             0              0

PARTNERSHIPS

ALS Investment Partners, L.P. (40)           Delaware            0             0             0              0
Beech Associates, L.P. (41)                  Delaware            0             0             0              0
Crestley, L.P. (42)                          Delaware            0             0             0              0
Greenley Partners, L.P. (43)                 Delaware            0             0             0              0
HEMPA Limited Partnership (44)               Delaware            0             0             0              0
JSS Investment Partners, L.P. (45)           Delaware            0             0             0              0
The Litzenberger Family Limited
    Partnership                              Delaware            0             0             0              0
Mesdag Family Limited Partnership            Delaware            0             0             0              0
Mijen Family Partnership (46)                Illinois            0             0             0              0
Opatrny Investment Partners, L.P.            Delaware            0             0             0              0
Rantz GS Investment Partners, L.P.           Delaware            0             0             0              0
The Rizner Family Limited Partnership        Illinois            0             0             0              0
Savitz Investment Partners, L.P. (47)        Delaware            0             0             0              0
Stone Gate GS Partners, L.P. (48)            Delaware            0             0             0              0
Trott GS Investment Partners, L.P.           Delaware            0             0             0              0
Tuft GS Investment Partners, L.P.            Delaware            0             0             0              0
Ward Investment Partners, L.P.               Delaware            0             0             0              0

--------

(39) Created by Sylvain M. Hefes.

(40) Created by Charles B. Seelig, Jr.

(41) Created by David B. Ford.

(42) Created by Thomas J. Healey.

(43) Created by Jaime E. Yordan.

(44) Created by Henry M. Paulson, Jr.

(45) Created by Jonathan S. Savitz.

(46) Created by Peter Layton.

(47) Created by Peter Savitz.

(48) Created by Connie K. Duckworth.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
      --------------------------            ----------         ------        ------        ------        ------
Windy Hill Investment Company II,
    L.P. (49)                                Delaware            0             0             0              0
Winkelried Investment Partners, L.P.         Delaware            0             0             0              0

LIMITED LIABILITY COMPANIES

The James Coufos Family LLC                  Delaware            0             0             0              0
The Lawrence Cohen Family LLC                Delaware            0             0             0              0
The Rebecca Amitai Family LLC                Delaware            0             0             0              0
The Steven Starker Family LLC                Delaware            0             0             0              0
The Todd Christie Family LLC                 Delaware            0             0             0              0

CORPORATIONS

Anahue Limited (50)                           Jersey             0             0             0              0
Chambolle Limited (51)                        Jersey             0             0             0              0
Guapulo Holdings Ltd (52)                     Jersey             0             0             0              0
HJS2 Limited (53)                         Cayman Islands         0             0             0              0
Majix Limited (54)                            Jersey             0             0             0              0
Melalula Limited (55)                         Jersey             0             0             0              0
RJG Holding Company (56)                  Cayman Islands         0             0             0              0
Robinelli Limited (57)                        Jersey             0             0             0              0
Vyrona Holdings Limited (58)                  Jersey             0             0             0              0
Zurrah Limited (59)                           Jersey             0             0             0              0

--------

(49) Created by Joseph D. Gutman.

(50) Created by Andrew A. Chisholm.

(51) Created by Emmanuel Roman.

(52) Created by Erland S. Karlsson.

(53) Created by Hsueh J. Sung.

(54) Created by Alok Oberoi.

(55) Created by Peter D. Sutherland.

(56) Created by Richard J. Gnodde.

(57) Created by Claudio Costamagna.

(58) Created by Sylvain M. Hefes.

(59) Created by Yoel Zaoui.

         This Amendment No. 39 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 39 is being filed primarily because the number of shares of Common Stock (as defined in Item 1 below) beneficially owned by Covered Persons (as defined in Item 2 below) has decreased by an amount in excess of one percent of the total number of shares of Common Stock outstanding.

ITEM 1. SECURITY AND ISSUER

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc. ("GS Inc."), a Delaware corporation. The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2. IDENTITY AND BACKGROUND

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or one of its affiliates or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) are set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull"), the former members (the "SLK Covered Persons") of SLK LLC, the former members (the "Jacobson Covered Persons") of Benjamin Jacobson & Sons, LLC ("Jacobson") and the former members (the "Walter Frank Covered Persons" and, together with the Hull Covered Persons, the SLK Covered Persons and the Jacobson Covered Persons, the "Acquisition Covered Persons") of Walter N. Frank & Co., LLC ("Walter Frank") acquired certain Covered Shares in exchange for their interests in Hull, SLK LLC, Jacobson or Walter Frank, as applicable; (iii) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (iv) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (v) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4. PURPOSE OF TRANSACTIONS

         The Individual Covered Persons, other than the Acquisition Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Acquisition Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull, Jacobson or Walter Frank or the combination of GS Inc. with SLK LLC, as applicable, and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. and, in the case of the PMDs and the Transferee Covered Persons, the Shareholders' Committee have approved sales by the PMDs, Transferee Covered Persons and certain Estate Planning Covered Persons and Acquisition Covered Persons of a portion of their shares of Common Stock through two programs (the "Channel A Sales Program" and the "Channel B Sales Program"). Sales under the Channel A and Channel B Sales Programs commenced on March 21, 2003 and terminated on April 17, 2003, with an aggregate of 6,128,786 Covered Shares having been sold. See Annex E for sales since the last amendment to this Schedule 13D. The Channel A and Channel B Sales Programs may continue in subsequent fiscal quarters, but can be suspended, modified or terminated at any time.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described herein and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. With respect to the Covered Shares subject to the Partner Transfer Restrictions, the power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement"), between such Jacobson Covered Person and GS Inc. In the case of each Walter Frank Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of May 16, 2002 (the "Walter Frank Member Agreement" and, together with the SLK Member Agreement and the Jacobson Member Agreement, the "Member Agreements"), between such Walter Frank Covered Person and GS Inc. The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson or Walter Frank, as applicable; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to

25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs are also subject to limitations on their ability to transfer some of the Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. Such restrictions also apply to some of the Covered Shares acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson or Walter Frank, as applicable. Under these restrictions (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"), each PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person agreed not to transfer such Covered Shares until after May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock, and each Walter Frank Covered Person agreed not to transfer such Covered Shares until after June 26, 2003, the first anniversary of the closing of the acquisition by GS Inc. of Walter Frank. The Partner Transfer Restrictions lapsed as to 25,325,624 Covered Shares on May 8, 2002, and will lapse as to the remaining Covered Shares beneficially owned by the PMDs, Hull Covered Persons, SLK Covered Persons and Jacobson Covered Persons in equal installments on each of May 8, 2003 and May 8, 2004, and as to the Covered Shares beneficially owned by the Walter Frank Covered Persons in equal installments on each of June 27, 2003, June 27, 2004 and June 27, 2005. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Acquisition Covered Persons, the board of directors waived the Partner Transfer Restrictions to permit the sale during the second fiscal quarter of an aggregate of 2,722,867 Covered Shares by certain Covered Persons under the Channel A Sales Program described in Item 4 and an aggregate of 7,912,604 Covered Shares by certain Covered Persons under the Channel B Sales Program described in Item 4. These amounts represent no more than 10% of the Covered Shares held by each participant in the Channel A or Channel B Sales Program that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2003 or May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations).

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee constituted pursuant to the Shareholders' Agreement (the "Shareholders' Committee") shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., John
A. Thain and Lloyd C. Blankfein are the members of the Shareholders' Committee.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who served on the board of directors on May 7, 1999, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers by persons subject to a noncompetition agreement to Estate Planning Covered Persons who are corporations and certain transfers to Estate Planning Covered Persons who are trusts, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by the relevant Estate Planning Covered Person. In addition, each transferring Covered Person in these transfers was required to pledge the capital stock or trust interests, as applicable, of the relevant Estate Planning Covered Person to GS Inc. in order to further secure the transferring Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with GS Inc.'s combination with SLK and acquisitions of Jacobson and Walter Frank, each SLK Covered Person, Jacobson Covered Person and Walter Frank Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

         In addition to pledges pursuant to the arrangements described in the second paragraph under "Waivers" above, one or more Covered Persons have pledged in the aggregate 1,331,643 Covered Shares to third-party lending institutions as collateral for loans. A portion of these pledged shares may be sold from time to time with the consent of the third-party lending institution.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the donations of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999, December 22, 2000, December 26, 2001, January 9, 2002, December 23, 2002 and January 8, 2003, GS Inc. entered into a Registration Rights Instrument and four substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

DERIVATIVE INSTRUMENTS

         Certain Individual Covered Persons have written American-style call options on an aggregate of 720,000 Covered Shares with strike prices ranging from $65 to $90 and maturity dates ranging from April 19, 2003 to January 17, 2004. None of these Covered Persons is employed by Goldman Sachs.

         Certain private foundations established by one or more Individual Covered Persons, none of whom are employed by Goldman Sachs, have written American-style call options on an aggregate of 40,300 Uncovered Shares with strike prices ranging from $75 to $85 and maturity dates ranging from April 19, 2003 to October 18, 2003.

Material to be Filed as Exhibits

Exhibit                                Description
-------  -----------------------------------------------------------------------

A. Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

B. Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

C. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

D.       Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit
         E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

E. Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

F. Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

J. Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

K. Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

L. Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

M. Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

Exhibit                                Description
-------  -----------------------------------------------------------------------

N. Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

O. Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

P. Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

Q. Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the Initial Schedule 13D, filed March 29, 2001 (File No. 005-56295)).

R. Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

S. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

T. Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001 (File No. 005-56295)).

U. Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

V. Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

W. Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

X. Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

Y. Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

Z. Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

AA. Supplemental Registration Rights Instrument, dated as of December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs Group, Inc.).

Exhibit                                Description
-------  -----------------------------------------------------------------------

BB. Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales Program (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial Schedule 13D, filed June 20, 2002 (File No. 005-56295)).

CC. Form of Member Agreement, dated as of May 16, 2002, between GS Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

DD. Form of Pledge Agreement, dated as of June 26, 2002, between GS Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

EE. Supplemental Registration Rights Instrument, dated as of December 20, 2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-101093) filed by the The Goldman Sachs Group, Inc.).

FF. Form of Written Consent Relating to Sale and Purchase of Common Stock (incorporated by reference to Exhibit FF to Amendment No. 35 to the Initial Schedule 13D, filed January 8, 2003 (File No. 005-56295)).

                                                                         ANNEX A

    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                 COVERED PERSONS

-----------------------------------------------------------------------------------------------------------------------
                                                                                  CONVICTIONS OR        BENEFICIAL
                                                                                   VIOLATIONS OF     OWNERSHIP OF THE
                                                                                 FEDERAL OR STATE    COMMON STOCK OF
                                                                PRESENT           LAWS WITHIN THE      THE GOLDMAN
         NAME          CITIZENSHIP    BUSINESS ADDRESS         EMPLOYMENT         LAST FIVE YEARS    SACHS GROUP, INC.
------------------------------------------------------------------------------------------------------------------------
Steven M. Bunson           USA      85 Broad Street       Managing Director,            None        Covered Person, so
                                    New York, NY          The Goldman                               ownership is as set
                                    10004                 Sachs Group, Inc.                         forth in or
                                                                                                    incorporated into
                                                                                                    Item 5 above.
-----------------------------------------------------------------------------------------------------------------------
Russell E. Makowsky        USA      85 Broad Street       Managing Director,            None        Covered Person, so
                                    New York, NY          The Goldman                               ownership is as set
                                    10004                 Sachs Group, Inc.                         forth in or
                                                                                                    incorporated into
                                                                                                    Item 5 above.
-----------------------------------------------------------------------------------------------------------------------
Michael H. Richardson      UK       26 New Street,        Partner,                      None        None
                                    St. Helier, Jersey,   Bedell Cristin
                                    JE4 3RA
-----------------------------------------------------------------------------------------------------------------------
Anthony J. Dessain         UK       26 New Street,        Partner,                      None        None
                                    St. Helier, Jersey,   Bedell Cristin
                                    JE4 3RA
-----------------------------------------------------------------------------------------------------------------------
John D. Amaral             UK       Victoria Hall         Vice President/               None        None
                                    11 Victoria St.       Account Manager,
                                    Hamilton HM11         J&H Marsh & McLennan
                                    Bermuda
-----------------------------------------------------------------------------------------------------------------------
Marguerite R. Gorman       USA      120 Broadway          Vice President,               None        None
                                    New York, NY          Spear, Leeds &
                                    10271                 Kellogg, L.P.
-----------------------------------------------------------------------------------------------------------------------
Richard D. Spurling        UK       41 Cedar Avenue       Partner, Appleby,             None        None
                                    Hamilton HM12         Spurling & Kempe
                                    Bermuda
-----------------------------------------------------------------------------------------------------------------------

                                                                         ANNEX B

ITEMS 2(D)
  AND 2(E). INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS

None.

                                                                         ANNEX C

ITEM 4.     PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

None.

                                                                         ANNEX D

ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE EXERCISABLE WITHIN 60 DAYS.

An aggregate of 7,831,205 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options, all of which have vested and are exercisable. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E

ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON
            SCHEDULE 13D

The following sales of Covered Shares were made by the following Covered Persons through one or more subsidiaries of GS Inc. for cash on the New York Stock
Exchange:

---------------------------------------------------------------------------------------------
COVERED PERSON                            TRADE DATE      NUMBER OF SHARES    PRICE PER SHARE
---------------------------------------------------------------------------------------------
Channel A Sales
---------------
Christopher A. Cole                     March 27, 2003         2,500              $70.44
Eric M. Mindich                         March 27, 2003         10,000             $70.44
Michael S. Sherwood                     March 27, 2003         75,507             $70.44
Christopher A. Cole                     March 28, 2003         2,500              $70.30
Eric M. Mindich                         March 28, 2003         10,000             $70.30
Christopher A. Cole                     March 31, 2003         2,500              $68.67
Christopher A. Cole                     April 1, 2003          1,000              $69.09
Gary D. Cohn                            April 2, 2003          20,000             $72.12
Christopher A. Cole                     April 2, 2003          1,000              $72.12
Gary D. Cohn                            April 3, 2003          20,000             $72.80
Christopher A. Cole                     April 3, 2003          2,500              $72.80
Christopher A. Cole                     April 4, 2003          2,500              $72.13
Daniel M. Neidich                       April 4, 2003          50,000             $72.13
Christopher A. Cole                     April 7, 2003          2,500              $73.54
Christopher A. Cole                     April 8, 2003          2,500              $72.56
Kevin W. Kennedy                        April 8, 2003          10,000             $72.56
Christopher A. Cole                     April 9, 2003          2,500              $72.77
John S. Weinberg                        April 9, 2003          25,000             $72.77
Peter A. Weinberg                       April 9, 2003          50,000             $72.77
Christopher A. Cole                     April 10, 2003         2,500              $72.05
Christopher A. Cole                     April 11, 2003         2,500              $72.59
Gary D. Cohn                            April 14, 2003         20,000             $73.56
Christopher A. Cole                     April 14, 2003         2,500              $73.56
Kevin W. Kennedy                        April 14, 2003         10,000             $73.56
Lloyd C. Blankfein                      April 15, 2003         5,000              $75.60
Christopher A. Cole                     April 15, 2003         2,500              $75.60
Jon Winkelried                          April 15, 2003         50,000             $75.60
Lloyd C. Blankfein                      April 16, 2003         5,000              $75.99
Christopher A. Cole                     April 16, 2003         5,000              $75.99
Peter S. Kraus                          April 16, 2003         50,000             $75.99
Philip D. Murphy                        April 16, 2003         50,000             $75.99
John S. Weinberg                        April 16, 2003         25,000             $75.99
Peter A. Weinberg                       April 16, 2003         40,000             $75.99
Lloyd C. Blankfein                      April 17, 2003         15,000             $75.73
Christopher A. Cole                     April 17, 2003         5,000              $75.73
Daniel M. Neidich                       April 17, 2003         35,693             $75.73
Jon Winkelried                          April 17, 2003         25,000             $75.73

Channel B Sales
---------------
Lawrence R. Buchalter                   March 27, 2003         10,000             $70.40
Christopher J. Carrera                  March 27, 2003         4,824              $70.40
Zachariah Cobrinik                      March 27, 2003         1,300              $70.40

---------------------------------------------------------------------------------------------
COVERED PERSON                            TRADE DATE      NUMBER OF SHARES    PRICE PER SHARE
---------------------------------------------------------------------------------------------
E. Gerald Corrigan                      March 27, 2003         5,000              $70.40
James A. Coufos                         March 27, 2003         2,000              $70.40
Neil V. Desena                          March 27, 2003         1,000              $70.40
Amy O. Goodfriend                       March 27, 2003         8,126              $70.40
Vyrona Holdings Limited                 March 27, 2003         3,231              $70.40
David B. Heller                         March 27, 2003         2,000              $70.40
David L. Henle                          March 27, 2003         5,000              $70.40
Fern K. Hurst                           March 27, 2003         1,000              $70.40
Francis J. Ingrassia                    March 27, 2003         5,000              $70.40
Barry A. Kaplan                         March 27, 2003         5,000              $70.40
Robert J. Katz                          March 27, 2003         5,000              $70.40
Matthew G. L'Heureux                    March 27, 2003         10,000             $70.40
Peter G.C. Mallinson                    March 27, 2003         20,000             $70.40
Ronald G. Marks                         March 27, 2003         2,000              $70.40
Eff W. Martin                           March 27, 2003         10,000             $70.40
John P. McNulty                         March 27, 2003         20,000             $70.40
Edward A. Mule                          March 27, 2003         4,000              $70.40
Timothy J. O'Neill                      March 27, 2003         28,316             $70.40
Robert J. O'Shea                        March 27, 2003         13,000             $70.40
Greg M. Ostroff                         March 27, 2003         1,000              $70.40
The Unicorn Trust                       March 27, 2003         3,343              $70.40
Simon M. Robertson                      March 27, 2003         10,000             $70.40
J. David Rogers                         March 27, 2003         10,000             $70.40
Emmanuel Roman                          March 27, 2003          624               $70.40
Chambolle Limited                       March 27, 2003          960               $70.40
Joseph Sassoon                          March 27, 2003         3,000              $70.40
Charles B. Seelig Jr.                   March 27, 2003         10,000             $70.40
Howard A. Silverstein                   March 27, 2003         2,000              $70.40
Daniel W. Stanton                       March 27, 2003         8,000              $70.40
John R. Tormondsen                      March 27, 2003         2,500              $70.40
The Patrick J Ward 2001 Trust           March 27, 2003         1,811              $70.40
Yasuyo Yamazaki                         March 27, 2003         6,596              $70.40
Michael J. Zamkow                       March 27, 2003         5,000              $70.40
Mark A. Zurack                          March 27, 2003         2,000              $70.40
Zachariah Cobrinik                      March 28, 2003         1,300              $70.28
James A. Coufos                         March 28, 2003         2,000              $70.28
C. Steven Duncker                       March 28, 2003         20,000             $70.28
Vyrona Holdings Limited                 March 28, 2003         3,231              $70.28
David B. Heller                         March 28, 2003         2,000              $70.28
Fern K. Hurst                           March 28, 2003         1,000              $70.28
Robert J. Katz                          March 28, 2003         5,000              $70.28
David G. Lambert                        March 28, 2003         3,000              $70.28
Jonathan M. Lopatin                     March 28, 2003         1,200              $70.28
Ronald G. Marks                         March 28, 2003         3,500              $70.28
John P. McNulty                         March 28, 2003         30,000             $70.28
Edward A. Mule                          March 28, 2003         4,000              $70.28
Greg M. Ostroff                         March 28, 2003         1,000              $70.28
The Unicorn Trust                       March 28, 2003         3,343              $70.28
James P. Riley Jr.                      March 28, 2003         4,967              $70.28
J. David Rogers                         March 28, 2003         10,000             $70.28
Chambolle Limited                       March 28, 2003          960               $70.28
Joseph Sassoon                          March 28, 2003         4,000              $70.28
Howard A. Silverstein                   March 28, 2003         2,000              $70.28

---------------------------------------------------------------------------------------------
COVERED PERSON                            TRADE DATE      NUMBER OF SHARES    PRICE PER SHARE
---------------------------------------------------------------------------------------------
Cody J Smith                            March 28, 2003         15,000             $70.28
The Patrick J Ward 2001 Trust           March 28, 2003         1,811              $70.28
Mark A. Zurack                          March 28, 2003         2,000              $70.28
Zachariah Cobrinik                      March 31, 2003         1,300              $68.59
James A. Coufos                         March 31, 2003         2,000              $68.59
Jeffrey B. Goldenberg                   March 31, 2003         5,000              $68.59
Vyrona Holdings Limited                 March 31, 2003         3,231              $68.59
David B. Heller                         March 31, 2003         2,000              $68.59
Fern K. Hurst                           March 31, 2003         1,000              $68.59
Barry A. Kaplan                         March 31, 2003         4,790              $68.59
Robert J. Katz                          March 31, 2003         5,000              $68.59
David G. Lambert                        March 31, 2003         1,000              $68.59
Mijen Family Partnership                March 31, 2003         2,780              $68.59
Jonathan M. Lopatin                     March 31, 2003         1,200              $68.59
Peter G.C. Mallinson                    March 31, 2003         10,000             $68.59
Ronald G. Marks                         March 31, 2003         3,500              $68.59
Eff W. Martin                           March 31, 2003         10,000             $68.59
John P. McNulty                         March 31, 2003         25,570             $68.59
Edward A. Mule                          March 31, 2003         4,000              $68.59
Robert J. O'Shea                        March 31, 2003         11,947             $68.59
Greg M. Ostroff                         March 31, 2003         1,000              $68.59
The Unicorn Trust                       March 31, 2003         3,343              $68.59
Scott S. Prince                         March 31, 2003         2,000              $68.59
Chambolle Limited                       March 31, 2003          960               $68.59
Richard M. Ruzika                       March 31, 2003         8,351              $68.59
Howard A. Silverstein                   March 31, 2003         1,000              $68.59
John R. Tormondsen                      March 31, 2003         2,500              $68.59
M.B. Turnbull Pty, Limited              March 31, 2003         2,000              $68.59
Barry S. Volpert                        March 31, 2003         20,000             $68.59
The Patrick J Ward 2001 Trust           March 31, 2003         1,811              $68.59
Steven J. Wisch                         March 31, 2003         15,441             $68.59
Mark A. Zurack                          March 31, 2003         2,000              $68.59
Zachariah Cobrinik                      April 1, 2003          1,300              $69.21
Joseph H. Gleberman                     April 1, 2003          20,000             $69.21
Vyrona Holdings Limited                 April 1, 2003          3,231              $69.21
David B. Heller                         April 1, 2003          2,000              $69.21
M. Roch Hillenbrand                     April 1, 2003          5,000              $69.21
Fern K. Hurst                           April 1, 2003          1,000              $69.21
Robert J. Katz                          April 1, 2003          5,000              $69.21
David G. Lambert                        April 1, 2003          1,000              $69.21
Mijen Family Partnership                April 1, 2003          2,000              $69.21
Robert Litterman                        April 1, 2003          28,909             $69.21
Jonathan M. Lopatin                     April 1, 2003          1,200              $69.21
Ronald G. Marks                         April 1, 2003          2,500              $69.21
Eff W. Martin                           April 1, 2003          10,000             $69.21
Edward A. Mule                          April 1, 2003          5,000              $69.21
The Unicorn Trust                       April 1, 2003          3,343              $69.21
Matthew Rafferty                        April 1, 2003          1,600              $69.21
Chambolle Limited                       April 1, 2003           960               $69.21
Joseph Sassoon                          April 1, 2003          2,000              $69.21
Howard A. Silverstein                   April 1, 2003          1,000              $69.21
The Patrick J Ward 2001 Trust           April 1, 2003          1,811              $69.21
Mark A. Zurack                          April 1, 2003          1,000              $69.21

---------------------------------------------------------------------------------------------
COVERED PERSON                            TRADE DATE      NUMBER OF SHARES    PRICE PER SHARE
---------------------------------------------------------------------------------------------
Zachariah Cobrinik                      April 2, 2003          1,300              $71.95
James A. Coufos                         April 2, 2003          1,000              $71.95
Paul S. Efron                           April 2, 2003          2,500              $71.95
Vyrona Holdings Limited                 April 2, 2003          3,231              $71.95
David Heinz                             April 2, 2003          1,880              $71.95
David B. Heller                         April 2, 2003          2,000              $71.95
David L. Henle                          April 2, 2003          5,000              $71.95
Mary C. Henry                           April 2, 2003          4,000              $71.95
Fern K. Hurst                           April 2, 2003          1,000              $71.95
Robert J. Katz                          April 2, 2003          5,000              $71.95
David G. Lambert                        April 2, 2003          1,000              $71.95
Mijen Family Partnership                April 2, 2003          2,000              $71.95
Jonathan M. Lopatin                     April 2, 2003          1,200              $71.95
Ronald G. Marks                         April 2, 2003          2,500              $71.95
The Unicorn Trust                       April 2, 2003          3,343              $71.95
Scott S. Prince                         April 2, 2003          2,000              $71.95
Girish V. Reddy                         April 2, 2003          6,000              $71.95
Chambolle Limited                       April 2, 2003           960               $71.95
Joseph Sassoon                          April 2, 2003          3,000              $71.95
Howard A. Silverstein                   April 2, 2003          2,000              $71.95
Melalula Limited                        April 2, 2003          5,049              $71.95
John R. Tormondsen                      April 2, 2003          2,500              $71.95
M.B. Turnbull Pty, Limited              April 2, 2003          4,000              $71.95
Barry S. Volpert                        April 2, 2003          10,000             $71.95
George H. Walker                        April 2, 2003          14,921             $71.95
The Patrick J Ward 2001 Trust           April 2, 2003          1,811              $71.95
Mark A. Zurack                          April 2, 2003          1,000              $71.95
Christopher A Bates                     April 3, 2003          3,000              $72.69
Peter L. Briger Jr.                     April 3, 2003          15,000             $72.69
Lawrence R. Buchalter                   April 3, 2003          9,122              $72.69
Zachariah Cobrinik                      April 3, 2003          1,300              $72.69
Lawrence A. Cohen                       April 3, 2003          8,000              $72.69
Carlos A. Cordeiro                      April 3, 2003          25,000             $72.69
E. Gerald Corrigan                      April 3, 2003          10,000             $72.69
James A. Coufos                         April 3, 2003          2,000              $72.69
Neil V. Desena                          April 3, 2003          1,500              $72.69
John O. Downing                         April 3, 2003          10,000             $72.69
C. Steven Duncker                       April 3, 2003          10,000             $72.69
Aubrey Ellis, Jr.                       April 3, 2003          4,500              $72.69
Joseph H. Gleberman                     April 3, 2003          10,000             $72.69
Thomas J. Healey                        April 3, 2003          38,057             $72.69
Vyrona Holdings Limited                 April 3, 2003          3,231              $72.69
David B. Heller                         April 3, 2003          2,000              $72.69
Fern K. Hurst                           April 3, 2003          1,000              $72.69
Robert J. Katz                          April 3, 2003          5,000              $72.69
Jonathan L. Kolatch                     April 3, 2003          10,738             $72.69
David G. Lambert                        April 3, 2003          1,000              $72.69
Mijen Family Partnership                April 3, 2003          3,000              $72.69
Jonathan M. Lopatin                     April 3, 2003          1,200              $72.69
Michael R. Lynch                        April 3, 2003          20,000             $72.69
Peter G.C. Mallinson                    April 3, 2003          10,000             $72.69
E. Scott Mead                           April 3, 2003          10,000             $72.69
Edward A. Mule                          April 3, 2003          5,000              $72.69

---------------------------------------------------------------------------------------------
COVERED PERSON                            TRADE DATE      NUMBER OF SHARES    PRICE PER SHARE
---------------------------------------------------------------------------------------------
Avi M. Nash                             April 3, 2003          2,000              $72.69
Greg M. Ostroff                         April 3, 2003          11,778             $72.69
The Unicorn Trust                       April 3, 2003          3,343              $72.69
Scott S. Prince                         April 3, 2003          2,000              $72.69
Girish V. Reddy                         April 3, 2003          4,500              $72.69
J. David Rogers                         April 3, 2003          8,000              $72.69
Chambolle Limited                       April 3, 2003           960               $72.69
Muneer A. Satter                        April 3, 2003          34,544             $72.69
Charles B. Seelig Jr.                   April 3, 2003          10,000             $72.69
Steven M. Shafran                       April 3, 2003          10,000             $72.69
Richard S. Sharp                        April 3, 2003          25,000             $72.69
The James M Sheridan Shares Trust       April 3, 2003          7,000              $72.69
Howard A. Silverstein                   April 3, 2003          2,000              $72.69
Daniel W. Stanton                       April 3, 2003          6,000              $72.69
Melalula Limited                        April 3, 2003          5,049              $72.69
John R. Tormondsen                      April 3, 2003          2,500              $72.69
M.B. Turnbull Pty, Limited              April 3, 2003          7,516              $72.69
Barry S. Volpert                        April 3, 2003          10,000             $72.69
The Patrick J Ward 2001 Trust           April 3, 2003          1,811              $72.69
Michael J. Zamkow                       April 3, 2003          5,000              $72.69
Mark A. Zurack                          April 3, 2003          2,000              $72.69
Milton R. Berlinski                     April 4, 2003         100,000             $72.19
Zachariah Cobrinik                      April 4, 2003           683               $72.19
Lawrence A. Cohen                       April 4, 2003          3,000              $72.19
Carlos A. Cordeiro                      April 4, 2003          10,000             $72.19
E. Gerald Corrigan                      April 4, 2003          5,000              $72.19
James A. Coufos                         April 4, 2003          2,000              $72.19
Paul S. Efron                           April 4, 2003          2,500              $72.19
Vyrona Holdings Limited                 April 4, 2003          3,231              $72.19
David B. Heller                         April 4, 2003          2,000              $72.19
Mary C. Henry                           April 4, 2003          6,000              $72.19
M. Roch Hillenbrand                     April 4, 2003          5,000              $72.19
Fern K. Hurst                           April 4, 2003          1,000              $72.19
Robert J. Katz                          April 4, 2003          15,000             $72.19
William J. Kenney                       April 4, 2003          4,000              $72.19
David G. Lambert                        April 4, 2003          1,000              $72.19
Mijen Family Partnership                April 4, 2003          3,000              $72.19
Jonathan M. Lopatin                     April 4, 2003          1,200              $72.19
Michael R. Lynch                        April 4, 2003          9,061              $72.19
Peter G.C. Mallinson                    April 4, 2003          10,000             $72.19
Edward A. Mule                          April 4, 2003          4,000              $72.19
Thomas S. Murphy Jr.                    April 4, 2003          10,000             $72.19
The Unicorn Trust                       April 4, 2003          3,343              $72.19
Michael A. Price                        April 4, 2003          10,000             $72.19
Scott S. Prince                         April 4, 2003          2,000              $72.19
J. David Rogers                         April 4, 2003          8,000              $72.19
Chambolle Limited                       April 4, 2003           960               $72.19
Joseph Sassoon                          April 4, 2003          3,000              $72.19
Howard B. Schiller                      April 4, 2003          10,000             $72.19
Howard A. Silverstein                   April 4, 2003          2,000              $72.19
Fredric E. Steck                        April 4, 2003          15,000             $72.19
Melalula Limited                        April 4, 2003          5,089              $72.19

---------------------------------------------------------------------------------------------
COVERED PERSON                            TRADE DATE      NUMBER OF SHARES    PRICE PER SHARE
---------------------------------------------------------------------------------------------
The Patrick J Ward 2001 Trust           April 4, 2003          1,811              $72.19
Kendrick R. Wilson III                  April 4, 2003          30,000             $72.19
Michael J. Zamkow                       April 4, 2003          5,000              $72.19
Mark A. Zurack                          April 4, 2003          2,000              $72.19
Richard J. Bronks                       April 7, 2003          17,934             $73.50
Zachariah Cobrinik                      April 7, 2003           683               $73.50
James A. Coufos                         April 7, 2003          2,000              $73.50
Gavyn Davies                            April 7, 2003          50,000             $73.50
Mark Dehnert Living Trust               April 7, 2003          2,000              $73.50
Jeffrey B. Goldenberg                   April 7, 2003          3,000              $73.50
Vyrona Holdings Limited                 April 7, 2003          3,231              $73.50
David B. Heller                         April 7, 2003          2,000              $73.50
Mary C. Henry                           April 7, 2003          6,000              $73.50
Fern K. Hurst                           April 7, 2003          1,000              $73.50
Robert J. Katz                          April 7, 2003          10,000             $73.50
Jonathan M. Lopatin                     April 7, 2003          1,200              $73.50
The Unicorn Trust                       April 7, 2003          3,343              $73.50
Chambolle Limited                       April 7, 2003           960               $73.50
Joseph Sassoon                          April 7, 2003          4,000              $73.50
Richard S. Sharp                        April 7, 2003          35,000             $73.50
Howard A. Silverstein                   April 7, 2003          2,000              $73.50
Melalula Limited                        April 7, 2003          5,049              $73.50
Barry S. Volpert                        April 7, 2003          20,000             $73.50
The Patrick J Ward 2001 Trust           April 7, 2003          1,811              $73.50
Gary W. Williams                        April 7, 2003          10,000             $73.50
Mark A. Zurack                          April 7, 2003          2,000              $73.50
Peter L. Briger Jr.                     April 8, 2003          21,581             $72.47
Zachariah Cobrinik                      April 8, 2003           683               $72.47
James A. Coufos                         April 8, 2003          1,000              $72.47
Philip M. Darivoff                      April 8, 2003          4,000              $72.47
Neil V. Desena                          April 8, 2003          1,644              $72.47
Joseph H. Gleberman                     April 8, 2003          5,000              $72.47
Vyrona Holdings Limited                 April 8, 2003          3,231              $72.47
David B. Heller                         April 8, 2003          2,000              $72.47
Mary C. Henry                           April 8, 2003          8,000              $72.47
Fern K. Hurst                           April 8, 2003          1,000              $72.47
Robert J. Katz                          April 8, 2003          12,443             $72.47
William J. Kenney                       April 8, 2003          4,066              $72.47
Mijen Family Partnership                April 8, 2003          3,000              $72.47
Jonathan M. Lopatin                     April 8, 2003          1,200              $72.47
The Unicorn Trust                       April 8, 2003          3,343              $72.47
Scott S. Prince                         April 8, 2003          2,000              $72.47
The Girish V Reddy 2001 Trust           April 8, 2003          3,908              $72.47
Chambolle Limited                       April 8, 2003           960               $72.47
Joseph Sassoon                          April 8, 2003          3,000              $72.47

---------------------------------------------------------------------------------------------
COVERED PERSON                            TRADE DATE      NUMBER OF SHARES    PRICE PER SHARE
---------------------------------------------------------------------------------------------
Howard A. Silverstein                   April 8, 2003          2,000              $72.47
Melalula Limited                        April 8, 2003          5,049              $72.47
Mark R. Tercek                          April 8, 2003          5,000              $72.47
The Patrick J Ward 2001 Trust           April 8, 2003          1,811              $72.47
Danny O. Yee                            April 8, 2003          18,664             $72.47
Mark A. Zurack                          April 8, 2003          2,000              $72.47
Zachariah Cobrinik                      April 9, 2003           683               $72.84
Carlos A. Cordeiro                      April 9, 2003          10,000             $72.84
James A. Coufos                         April 9, 2003          1,000              $72.84
Joseph H. Gleberman                     April 9, 2003          5,000              $72.84
Vyrona Holdings Limited                 April 9, 2003          3,231              $72.84
David B. Heller                         April 9, 2003          3,000              $72.84
Fern K. Hurst                           April 9, 2003          1,000              $72.84
Ann F. Kaplan                           April 9, 2003          10,000             $72.84
Mijen Family Partnership                April 9, 2003          3,000              $72.84
Matthew G. L'Heureux                    April 9, 2003          10,058             $72.84
Jonathan M. Lopatin                     April 9, 2003          1,200              $72.84
Avi M. Nash                             April 9, 2003          2,000              $72.84
The Unicorn Trust                       April 9, 2003          3,343              $72.84
Simon M. Robertson                      April 9, 2003          10,000             $72.84
Chambolle Limited                       April 9, 2003           960               $72.84
Joseph Sassoon                          April 9, 2003          3,000              $72.84
Howard A. Silverstein                   April 9, 2003          2,000              $72.84
Daniel W. Stanton                       April 9, 2003          6,000              $72.84
Fredric E. Steck                        April 9, 2003          3,000              $72.84
Melalula Limited                        April 9, 2003          5,049              $72.84
Barry S. Volpert                        April 9, 2003          5,000              $72.84
The Patrick J Ward 2001 Trust           April 9, 2003          1,811              $72.84
Michael J. Zamkow                       April 9, 2003          5,000              $72.84
Mark A. Zurack                          April 9, 2003          2,000              $72.84
Zachariah Cobrinik                      April 10, 2003          683               $72.07
David A. Dechman                        April 10, 2003         5,710              $72.07
Eric P. Grubman                         April 10, 2003         10,000             $72.07
Vyrona Holdings Limited                 April 10, 2003         3,231              $72.07
David B. Heller                         April 10, 2003         3,000              $72.07
Fern K. Hurst                           April 10, 2003         1,000              $72.07
Mijen Family Partnership                April 10, 2003         3,017              $72.07
Jonathan M. Lopatin                     April 10, 2003         1,200              $72.07
Eff W. Martin                           April 10, 2003         10,000             $72.07
The Unicorn Trust                       April 10, 2003         3,343              $72.07
Chambolle Limited                       April 10, 2003          960               $72.07
Joseph Sassoon                          April 10, 2003         3,000              $72.07
Howard A. Silverstein                   April 10, 2003         2,000              $72.07
Melalula Limited                        April 10, 2003         5,049              $72.07
Barry S. Volpert                        April 10, 2003         15,000             $72.07
The Patrick J Ward 2001 Trust           April 10, 2003         1,811              $72.07
Mark A. Zurack                          April 10, 2003         2,000              $72.07
Bradley I. Abelow                       April 11, 2003         2,500              $72.56
Zachariah Cobrinik                      April 11, 2003          683               $72.56
Carlos A. Cordeiro                      April 11, 2003         19,469             $72.56
Robinelli Limited                       April 11, 2003         22,379             $72.56
James A. Coufos                         April 11, 2003         1,000              $72.56
Philip M. Darivoff                      April 11, 2003         5,000              $72.56

---------------------------------------------------------------------------------------------
COVERED PERSON                            TRADE DATE      NUMBER OF SHARES    PRICE PER SHARE
---------------------------------------------------------------------------------------------
Joseph H. Gleberman                     April 11, 2003         10,000             $72.56
Vyrona Holdings Limited                 April 11, 2003         3,231              $72.56
David B. Heller                         April 11, 2003         3,000              $72.56
Fern K. Hurst                           April 11, 2003         1,000              $72.56
Jonathan M. Lopatin                     April 11, 2003         1,200              $72.56
The Unicorn Trust                       April 11, 2003         3,343              $72.56
Simon M. Robertson                      April 11, 2003         10,000             $72.56
Chambolle Limited                       April 11, 2003          960               $72.56
Joseph Sassoon                          April 11, 2003         4,000              $72.56
Richard S. Sharp                        April 11, 2003         10,000             $72.56
Howard A. Silverstein                   April 11, 2003         2,000              $72.56
Melalula Limited                        April 11, 2003         5,049              $72.56
Barry S. Volpert                        April 11, 2003         10,000             $72.56
The Patrick J Ward 2001 Trust           April 11, 2003         1,811              $72.56
George W. Wellde Jr.                    April 11, 2003         15,000             $72.56
Danny O. Yee                            April 11, 2003         10,000             $72.56
Mark A. Zurack                          April 11, 2003         2,000              $72.56
Bradley I. Abelow                       April 14, 2003         2,500              $73.40
Zachariah Cobrinik                      April 14, 2003          682               $73.40
James A. Coufos                         April 14, 2003         1,000              $73.40
Philip M. Darivoff                      April 14, 2003         5,000              $73.40
C. Steven Duncker                       April 14, 2003         11,008             $73.40
Vyrona Holdings Limited                 April 14, 2003         3,231              $73.40
David B. Heller                         April 14, 2003         3,000              $73.40
Fern K. Hurst                           April 14, 2003         1,000              $73.40
Ann F. Kaplan                           April 14, 2003         10,000             $73.40
Jonathan M. Lopatin                     April 14, 2003         1,200              $73.40
Michael R. Lynch                        April 14, 2003         10,000             $73.40
Avi M. Nash                             April 14, 2003         5,145              $73.40
The Unicorn Trust                       April 14, 2003         3,343              $73.40
Chambolle Limited                       April 14, 2003          960               $73.40
Joseph Sassoon                          April 14, 2003         4,000              $73.40
Richard S. Sharp                        April 14, 2003         9,257              $73.40
The James M Sheridan Shares Trust       April 14, 2003         7,000              $73.40
Howard A. Silverstein                   April 14, 2003         2,000              $73.40
Melalula Limited                        April 14, 2003         5,049              $73.40
The Patrick J Ward 2001 Trust           April 14, 2003         1,811              $73.40
Mark A. Zurack                          April 14, 2003         2,000              $73.40
Bradley I. Abelow                       April 15, 2003         3,500              $75.42
Armen A. Avanessians                    April 15, 2003         30,000             $75.42
Michael J. Carr                         April 15, 2003         23,491             $75.42
Zachariah Cobrinik                      April 15, 2003          683               $75.42
Lawrence A. Cohen                       April 15, 2003         5,650              $75.42
E. Gerald Corrigan                      April 15, 2003         10,000             $75.42
James A. Coufos                         April 15, 2003         2,000              $75.42
Philip M. Darivoff                      April 15, 2003         8,000              $75.42
John O. Downing                         April 15, 2003         10,000             $75.42
Lawton W. Fitt                          April 15, 2003         30,000             $75.42
Joseph H. Gleberman                     April 15, 2003         10,000             $75.42
Vyrona Holdings Limited                 April 15, 2003         3,231              $75.42
David B. Heller                         April 15, 2003         3,000              $75.42
Mary C. Henry                           April 15, 2003         7,056              $75.42

---------------------------------------------------------------------------------------------
COVERED PERSON                            TRADE DATE      NUMBER OF SHARES    PRICE PER SHARE
---------------------------------------------------------------------------------------------
Jacquelyn M. Hoffman-Zehner             April 15, 2003         7,038              $75.42
Fern K. Hurst                           April 15, 2003         1,350              $75.42
Ann F. Kaplan                           April 15, 2003         10,000             $75.42
Mijen Family Partnership                April 15, 2003         5,000              $75.42
Jonathan M. Lopatin                     April 15, 2003         1,800              $75.42
Nicholas L. Marovich                    April 15, 2003         3,867              $75.42
Donald C. Opatrny Jr.                   April 15, 2003         20,000             $75.42
The Unicorn Trust                       April 15, 2003         3,343              $75.42
Chambolle Limited                       April 15, 2003          960               $75.42
Charles B. Seelig Jr.                   April 15, 2003         17,112             $75.42
Howard A. Silverstein                   April 15, 2003         2,000              $75.42
Cody J Smith                            April 15, 2003         21,000             $75.42
Fredric E. Steck                        April 15, 2003         3,249              $75.42
Melalula Limited                        April 15, 2003         5,049              $75.42
Mark R. Tercek                          April 15, 2003         3,000              $75.42
The Patrick J Ward 2001 Trust           April 15, 2003         1,811              $75.42
George W. Wellde Jr.                    April 15, 2003         17,439             $75.42
Gary W. Williams                        April 15, 2003         7,500              $75.42
Gregory H. Zehner                       April 15, 2003         9,839              $75.42
Mark A. Zurack                          April 15, 2003         2,186              $75.42
Bradley I. Abelow                       April 16, 2003         5,000              $75.89
Armen A. Avanessians                    April 16, 2003         30,000             $75.89
Andrew A. Chisholm                      April 16, 2003         20,570             $75.89
Zachariah Cobrinik                      April 16, 2003          682               $75.89
James A. Coufos                         April 16, 2003         3,000              $75.89
Gavyn Davies                            April 16, 2003         51,167             $75.89
David A. Dechman                        April 16, 2003         8,194              $75.89
Mark Dehnert Living Trust               April 16, 2003         2,100              $75.89
Joseph H. Gleberman                     April 16, 2003         9,734              $75.89
Jeffrey B. Goldenberg                   April 16, 2003         2,000              $75.89
Vyrona Holdings Limited                 April 16, 2003         3,231              $75.89
David B. Heller                         April 16, 2003         4,159              $75.89
M. Roch Hillenbrand                     April 16, 2003         4,000              $75.89
Fern K. Hurst                           April 16, 2003         1,000              $75.89
Stefan J. Jentzsch                      April 16, 2003         22,000             $75.89
Ann F. Kaplan                           April 16, 2003         15,000             $75.89
Philip J. Kopp III                      April 16, 2003         9,395              $75.89
Anthony D. Lauto                        April 16, 2003         45,389             $75.89
Mijen Family Partnership                April 16, 2003         5,000              $75.89
Jonathan M. Lopatin                     April 16, 2003         1,800              $75.89
Michael R. Lynch                        April 16, 2003         10,000             $75.89
The Edward Scott Mead 2001 Trust        April 16, 2003         20,000             $75.89
Sanjeev K. Mehra                        April 16, 2003         15,000             $75.89
Sharmin Mossavar-Rahmani                April 16, 2003         20,000             $75.89
Robin Neustein                          April 16, 2003         10,000             $75.89
Majix Limited                           April 16, 2003         25,000             $75.89
Donald C. Opatrny Jr.                   April 16, 2003         20,000             $75.89
Scott M. Pinkus                         April 16, 2003        111,227             $75.89
The Unicorn Trust                       April 16, 2003         3,343              $75.89
Michael G. Rantz                        April 16, 2003         28,999             $75.89
Girish V. Reddy                         April 16, 2003         8,058              $75.89
Simon M. Robertson                      April 16, 2003         10,000             $75.89
Chambolle Limited                       April 16, 2003          960               $75.89

---------------------------------------------------------------------------------------------
COVERED PERSON                            TRADE DATE      NUMBER OF SHARES    PRICE PER SHARE
---------------------------------------------------------------------------------------------
Joseph Sassoon                          April 16, 2003         5,000              $75.89
Tsutomu Sato                            April 16, 2003         10,000             $75.89
The James M Sheridan Shares Trust       April 16, 2003         7,839              $75.89
Howard A. Silverstein                   April 16, 2003         3,000              $75.89
Melalula Limited                        April 16, 2003         5,057              $75.89
Thomas B. Walker III                    April 16, 2003         40,000             $75.89
The Patrick J Ward 2001 Trust           April 16, 2003         1,811              $75.89
Barry L. Zubrow                         April 16, 2003         50,000             $75.89
Bradley I. Abelow                       April 17, 2003         3,000              $75.62
James A. Coufos                         April 17, 2003         1,000              $75.62
Philip M. Darivoff                      April 17, 2003         8,000              $75.62
Lawton W. Fitt                          April 17, 2003         30,000             $75.62
Vyrona Holdings Limited                 April 17, 2003         3,237              $75.62
David Heinz                             April 17, 2003           2                $75.62
David B. Heller                         April 17, 2003         4,159              $75.62
Jacquelyn M. Hoffman-Zehner             April 17, 2003         14,076             $75.62
Fern K. Hurst                           April 17, 2003         1,000              $75.62
Francis J. Ingrassia                    April 17, 2003         10,000             $75.62
Ann F. Kaplan                           April 17, 2003         16,672             $75.62
Mijen Family Partnership                April 17, 2003         5,000              $75.62
Jonathan M. Lopatin                     April 17, 2003         1,739              $75.62
Eff W. Martin                           April 17, 2003         5,000              $75.62
E. Scott Mead                           April 17, 2003         10,000             $75.62
Donald C. Opatrny Jr.                   April 17, 2003         25,000             $75.62
Terence M. O'Toole                      April 17, 2003         50,000             $75.62
Bryant F. Pantano                       April 17, 2003         2,061              $75.62
The Unicorn Trust                       April 17, 2003         3,351              $75.62
Chambolle Limited                       April 17, 2003          957               $75.62
Joseph Sassoon                          April 17, 2003         2,809              $75.62
Tsutomu Sato                            April 17, 2003         10,949             $75.62
Howard A. Silverstein                   April 17, 2003         2,000              $75.62
Melalula Limited                        April 17, 2003         5,000              $75.62
Thomas B. Walker III                    April 17, 2003         30,000             $75.62
The Patrick J Ward 2001 Trust           April 17, 2003         1,811              $75.62
Gary W. Williams                        April 17, 2003         7,500              $75.62
Tracy R. Wolstencroft                   April 17, 2003         50,000             $75.62
Gregory H. Zehner                       April 17, 2003         19,678             $75.62

Other Sales
-----------
William C. Dudley                       March 27, 2003          548               $70.40
Frank J. Governali                      March 27, 2003         14,838             $70.40
Peter J. Layton                         March 27, 2003         2,121              $70.40
Noel B. Donohoe                         March 28, 2003         2,000              $70.28
Gregory T. Hoogkamp                     March 28, 2003         1,000              $70.28
Jason A. Tilroe                         March 28, 2003          826               $70.28
William H. Wolf Jr.                     March 28, 2003          200               $70.28
Peter D. Brundage                       March 31, 2003         4,000              $68.59
Daniel M. Shefter                       March 31, 2003          250               $68.59
Ronald K. Tanemura                      March 31, 2003         6,150              $68.59
Margaret H. Isdale                      April 1, 2003           336               $69.21
Daniel B. O'Rourke                      April 1, 2003          3,730              $69.21
W. Reed Chisholm II                     April 2, 2003          1,000              $71.95

---------------------------------------------------------------------------------------------
COVERED PERSON                            TRADE DATE      NUMBER OF SHARES    PRICE PER SHARE
---------------------------------------------------------------------------------------------
Ian Mukherjee                           April 2, 2003          1,500              $71.95
Gregory G. Randolph                     April 2, 2003           500               $71.95
Gary D. Black                           April 3, 2003          5,722              $72.69
Sacha A. Chiaramonte                    April 3, 2003          1,000              $72.69
Philip A. Cooper                        April 3, 2003          1,000              $72.69
Isabelle Ealet                          April 3, 2003          7,000              $72.69
Matthias K. Frisch                      April 3, 2003           259               $72.69
David J. Greenwald                      April 3, 2003          1,000              $72.69
Sebastian Grigg                         April 3, 2003           570               $72.69
Celeste A. Guth                         April 3, 2003          1,000              $72.69
David R. Heinz                          April 3, 2003          1,000              $72.69
James A. Hudis                          April 3, 2003          4,905              $72.69
David K. Kaugher                        April 3, 2003           700               $72.69
Colin E. King                           April 3, 2003          2,174              $72.69
Richard O. Leggett                      April 3, 2003          2,000              $72.69
Lance P. Meaney                         April 3, 2003          1,969              $72.69
Daniel B. O'Rourke                      April 3, 2003           501               $72.69
Paul A. Phillips                        April 3, 2003          1,128              $72.69
Paul S. Schapira                        April 3, 2003           500               $72.69
Daniel M. Shefter                       April 3, 2003           150               $72.69
Watanan Suthiwartnarueput               April 3, 2003          3,000              $72.69
Jaime E. Yordan                         April 3, 2003          25,000             $73.00
W. Thomas York Jr.                      April 3, 2003          2,534              $72.69
Susan M. Benz                           April 4, 2003          1,000              $72.19
Linda S. Daines                         April 4, 2003          2,648              $72.19
Christopher K. Norton                   April 4, 2003          2,000              $72.08
Daniel M. Shefter                       April 4, 2003           180               $72.19
Randolph C. Snook                       April 4, 2003          1,657              $72.19
Judah C. Sommer                         April 4, 2003          1,650              $72.19
Susan A. Willetts                       April 4, 2003           500               $72.19
William H. Wolf Jr.                     April 4, 2003           200               $72.19
W Reed Chisholm II                      April 7, 2003           400               $73.50
Jacob Y. Friedman                       April 7, 2003           564               $73.50
David R. Heinz                          April 7, 2003          1,143              $73.50
Michael K. Klingher                     April 7, 2003          1,000              $73.50
Paul S. Schapira                        April 7, 2003           500               $73.50
Peter H. Comisar                        April 8, 2003          2,126              $72.47
Linda S. Daines                         April 8, 2003          1,043              $72.47
Bruce J. Evans                          April 8, 2003           200               $72.47
Robert G. Hottensen Jr.                 April 8, 2003          1,250              $72.47
Walter V. Hutcherson                    April 8, 2003          2,000              $72.47
Joseph Longo                            April 8, 2003           888               $72.47
Steven D Pruett                         April 8, 2003           663               $72.47
Matthew Rafferty                        April 8, 2003          1,119              $72.47
Ronald K Tanemura                       April 8, 2003          5,000              $72.47
William H. Wolf Jr.                     April 8, 2003           200               $72.47
Philip A. Cooper                        April 9, 2003          1,000              $72.84
David K. Kaugher                        April 9, 2003           425               $72.84
Barry A. Mannis                         April 9, 2003          2,000              $72.84
John E. Waldron                         April 9, 2003          2,168              $72.84
Oliver L. Frankel                       April 10, 2003         3,000              $72.07
James A. Hudis                          April 10, 2003         2,000              $72.07
William H. Wolf Jr.                     April 10, 2003          200               $72.07

---------------------------------------------------------------------------------------------
COVERED PERSON                            TRADE DATE      NUMBER OF SHARES    PRICE PER SHARE
---------------------------------------------------------------------------------------------
Noel B. Donohoe                         April 11, 2003         1,200              $72.56
Jeffrey M. Moslow                       April 11, 2003         2,109              $72.56
Jean Raby                               April 11, 2003          500               $72.56
Daniel M. Shefter                       April 11, 2003          250               $72.56
William H. Wolf Jr.                     April 11, 2003          200               $72.56
Jean-Luc Biamonti                       April 14, 2003         4,500              $73.40
Neil D. Crowder                         April 14, 2003         2,000              $73.40
Bruce J. Evans                          April 14, 2003          250               $73.40
Kenneth K. Gershenfeld                  April 14, 2003          896               $73.40
Gregory T. Hoogkamp                     April 14, 2003         1,000              $73.40
Robert G. Hottensen Jr.                 April 14, 2003         4,000              $73.40
Michiya Nagai                           April 14, 2003         6,000              $73.40
Daniel M. Shefter                       April 14, 2003          200               $73.40
Alberto F. Ades                         April 15, 2003         3,752              $75.42
Andrew G. Baird                         April 15, 2003         1,000              $75.42
Marc I. Cohen                           April 15, 2003         3,000              $75.42
Isabelle Ealet                          April 15, 2003         2,563              $75.42
Isabelle Ealet                          April 15, 2003         4,095              $75.42
Bruce J. Evans                          April 15, 2003          250               $75.42
Thomas M. Fitzgerald                    April 15, 2003         3,250              $75.42
Eiichiro Kuwana                         April 15, 2003          709               $75.42
Mitchell J. Lieberman                   April 15, 2003         6,000              $75.42
Jacques M. Longerstaey                  April 15, 2003          300               $75.42
Gordon R. McCulloch                     April 15, 2003         1,245              $75.42
James A. McNamara                       April 15, 2003         1,400              $75.42
Bernard A. Mensah                       April 15, 2003          724               $75.42
Michael R. Miele                        April 15, 2003          838               $75.42
Ian Mukherjee                           April 15, 2003         1,000              $75.42
Donald J. Mulvihill                     April 15, 2003          500               $75.42
Patrick E. Mulvihill                    April 15, 2003         7,736              $75.42
Ellen R. Porges                         April 15, 2003          350               $75.42
Daniel M. Shefter                       April 15, 2003          250               $75.42
Ronald K. Tanemura                      April 15, 2003         8,029              $75.42
Mark J. Tracey                          April 15, 2003         3,407              $75.42
Barry S. Turkanis                       April 15, 2003         3,000              $75.42
Theodore T. Wang                        April 15, 2003           97               $75.42
Susan A. Willetts                       April 15, 2003          502               $75.42
William H. Wolf Jr.                     April 15, 2003          200               $75.42
Neil Z. Auerbach                        April 16, 2003          363               $75.89
Andrew T. Bednar                        April 16, 2003          750               $75.89
Stuart N. Bernstein                     April 16, 2003         1,414              $75.89
Lawrence V. Calcano                     April 16, 2003         10,000             $75.89
Gerald J. Cardinale                     April 16, 2003         3,553              $75.89
Philip A. Cooper                        April 16, 2003         2,584              $75.89
Neil D. Crowder                         April 16, 2003         2,000              $75.89
John S. Daly                            April 16, 2003         1,000              $75.89
Matthew S. Darnall                      April 16, 2003         1,500              $75.89
Bruce J. Evans                          April 16, 2003          447               $75.89
Jeffrey F. Fastov                       April 16, 2003         1,380              $75.89
Pierre-Henri Flamand                    April 16, 2003           98               $75.89
Matthew T. Fremont-Smith                April 16, 2003         4,412              $75.89
Maryann L. Gallivan                     April 16, 2003         1,460              $75.89
Robert D. Gottlieb                      April 16, 2003         1,366              $75.89

---------------------------------------------------------------------------------------------
COVERED PERSON                            TRADE DATE      NUMBER OF SHARES    PRICE PER SHARE
---------------------------------------------------------------------------------------------
Daniel E. Holland III                   April 16, 2003          700               $75.89
Gregory T. Hoogkamp                     April 16, 2003         1,000              $75.89
Zu Liu Frederick Hu                     April 16, 2003          642               $75.89
John S. Iglehart                        April 16, 2003         2,700              $75.89
William L. Jacob III                    April 16, 2003         2,500              $75.89
Brian J. Lee                            April 16, 2003          275               $75.89
Gwen R. Libstag                         April 16, 2003         6,000              $75.89
Roger A. Liddell                        April 16, 2003         2,257              $75.89
Mitchell J. Lieberman                   April 16, 2003         10,000             $75.89
Syaru Shirley Lin                       April 16, 2003         6,323              $75.89
Robert A. Mass                          April 16, 2003          700               $75.89
Fergal J. O'Driscoll                    April 16, 2003         2,000              $75.89
Marcus Schenck                          April 16, 2003          300               $75.89
Daniel M. Shefter                       April 16, 2003          250               $75.89
John E. Waldron                         April 16, 2003         2,168              $75.89
Todd A. Williams                        April 16, 2003         3,383              $75.89
W. Thomas York Jr.                      April 16, 2003         2,012              $75.89
James P. Ziperski                       April 16, 2003         2,622              $75.89
Andrew G. Baird                         April 17, 2003         1,000              $75.62
Timothy J. Bridges                      April 17, 2003          200               $75.62
Victoria A. Bridges                     April 17, 2003          200               $75.62
Kent A. Clark                           April 17, 2003         10,000             $75.62
Edith W. Cooper                         April 17, 2003         3,294              $75.62
Bruce J. Evans                          April 17, 2003          600               $75.62
Celeste A. Guth                         April 17, 2003         1,500              $75.62
James A. Hudis                          April 17, 2003         2,683              $75.62
Anthony J. Leitner                      April 17, 2003          600               $75.62
Ronald S. Levin                         April 17, 2003         1,300              $75.62
Jack Levy                               April 17, 2003         25,000             $75.62
John J. McCabe                          April 17, 2003          500               $75.62
Richard T. Ong                          April 17, 2003         5,000              $75.62
Dioscoro-Roy I. Ramos                   April 17, 2003         11,086             $75.62
Steven M. Scopellite                    April 17, 2003         7,897              $75.62
Daniel M. Shefter                       April 17, 2003          272               $75.62
Ralph J. Silva                          April 17, 2003          493               $75.62
John H. Taylor                          April 17, 2003         1,522              $75.62
Casper W. Von Koskull                   April 17, 2003         1,416              $75.62
---------------------------------------------------------------------------------------------

The Covered Persons listed below participate in the Common Stock fund of The Goldman Sachs Employees' Profit Sharing Retirement Income Plan. These Covered Persons acquired interests in the Common Stock fund representing the number of shares of Common Stock set forth below. These shares are Uncovered Shares.

------------------------------------------------------------------------------------------
                          ACQUISITION OR                                         PRICE PER
COVERED PERSON              DISPOSITION     TRANSACTION DATE   NUMBER OF SHARES    SHARE
------------------------------------------------------------------------------------------
Thomas J. McAdam          March 31, 2003       Acquisition             2          $68.08
Peter T. Johnston         March 31, 2003       Acquisition            517         $68.08
Richard T. Roberts        March 31, 2003       Acquisition             1          $68.08
Edward R. Wilkinson       March 31, 2003       Acquisition             1          $68.08
Gerald C. McNamara Jr.     April 3, 2003       Disposition           4,214        $72.35
David D. Wildermuth       April 14, 2003       Disposition            321         $74.49
Thomas J. McAdam          April 15, 2003       Acquisition             2          $76.54
Richard T. Roberts        April 15, 2003       Acquisition             1          $76.54

------------------------------------------------------------------------------------------
                          ACQUISITION OR                                         PRICE PER
COVERED PERSON              DISPOSITION     TRANSACTION DATE   NUMBER OF SHARES    SHARE
------------------------------------------------------------------------------------------
Edward R. Wilkinson       April 15, 2003       Acquisition             1          $76.54
------------------------------------------------------------------------------------------

The following cashless exercises of stock options were effected by the following Covered Persons, with the indicated number of underlying shares sold through an affiliate of Mellon Investor Services LLC for cash on the New York Stock
Exchange:

----------------------------------------------------------------------------------------------------
                                                                                 NUMBER    NUMBER OF
                                                 NUMBER OF   STRIKE    SALES   OF SHARES    SHARES
     COVERED PERSON           DATE OF EXERCISE    OPTIONS    PRICE     PRICE      SOLD     RETAINED
----------------------------------------------------------------------------------------------------
Susan R. Leadem                March 31, 2003      20,000    $53.00   $68.48     20,000        0
David McD. A. Livingstone      April 2, 2003       3,248     $53.00   $71.79     3,248         0
Philip A. Cooper               April 3, 2003       10,000    $53.00   $72.63     10,000        0
Syaru Shirley Lin              April 14, 2003      8,279     $53.00   $72.59     8,279         0
Matthew Rafferty               April 15, 2003      7,328     $53.00   $74.98     7,328         0
Zu Liu Frederick Hu            April 16, 2003      4,255     $53.00   $75.89     4,255         0
David R. Heinz                 April 17, 2003      6,943     $53.00   $75.31     6,943         0
----------------------------------------------------------------------------------------------------

SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 25, 2003
                                         By:    /s/    James B. McHugh
                                                --------------------------------
                                         Name:  James B. McHugh
                                         Title: Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit                                 Description
-------  -----------------------------------------------------------------------

A. Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

B. Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

C. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

D.       Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit
         E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

E. Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

F. Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

J. Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

K. Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

L. Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

Exhibit                                 Description
-------  -----------------------------------------------------------------------

M. Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

N. Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

O. Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

P. Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

Q. Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the Initial Schedule 13D, filed March 29, 2001 (File No. 005-56295)).

R. Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

S. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

T. Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001 (File No. 005-56295)).

U. Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

V. Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

W. Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

X. Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

Y. Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

Exhibit                                 Description
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Z. Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

AA. Supplemental Registration Rights Instrument, dated as of December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs Group, Inc.).

BB. Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales Program (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial Schedule 13D, filed June 20, 2002 (File No. 005-56295)).

CC. Form of Member Agreement, dated as of May 16, 2002, between GS Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

DD. Form of Pledge Agreement, dated as of June 26, 2002, between GS Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

EE. Supplemental Registration Rights Instrument, dated as of December 20, 2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-101093) filed by The Goldman Sachs Group, Inc.).

FF. Form of Written Consent Relating to Sale and Purchase of Common Stock (incorporated by reference to Exhibit FF to Amendment No. 35 to the Initial Schedule 13D, filed January 8, 2003 (File No. 005-56295)).